UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.         )
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SYSCO CORPORATION
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SYSCO CORPORATION
1390 Enclave Parkway
Houston, Texas 77077-2099

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 10, 2006

To the Stockholders of Sysco Corporation:

The Annual Meeting of Stockholders of Sysco Corporation, a Delaware corporation, will be held on Friday, November 10, 2006 at 10:00 a.m. at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024, for the following purposes:

1.	To elect four directors to serve until the Annual Meeting of Stockholders in 2009 and one director to serve until the Annual Meeting of Stockholders in 2007;

2.	To ratify the appointment of Ernst & Young LLP as SYSCO’s independent accountants for fiscal 2007;

3.	To consider a stockholder proposal described in the accompanying Proxy Statement, if presented at the meeting; and

4.	To transact any other business as may properly be brought before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 12, 2006 will be entitled to receive notice of and to vote at the Annual Meeting. You may inspect a list of stockholders of record at the Company’s offices during regular business hours during the 10-day period before the Annual Meeting. You may also inspect this list at the Annual Meeting.

We hope you will be able to attend the Annual Meeting in person. Whether or not you plan to attend in person, we urge you to promptly vote your shares by telephone, by the Internet or by returning the enclosed proxy card in order that your vote may be cast at the Annual Meeting.

By Order of the Board of Directors

Richard J. Schnieders
Chairman of the Board, Chief
  Executive Officer and President

October 2, 2006

PROXY STATEMENT
ELECTION OF DIRECTORS ITEM NO. 1 ON THE PROXY CARD
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
STOCK OWNERSHIP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS ITEM NO. 2 ON THE PROXY CARD
PROPOSAL TO APPROVE MAJORITY VOTING FOR THE ELECTION OF DIRECTORS ITEM NO. 3 ON THE PROXY CARD
THE BOARD OF DIRECTORS’ RESPONSE
STOCKHOLDER PROPOSALS

SYSCO CORPORATION
1390 ENCLAVE PARKWAY
HOUSTON, TEXAS 77077-2099

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS

October 2, 2006

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Friday, November 10, 2006, at 10:00 a.m. at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024.

Information About This Proxy Statement

We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. We began mailing these proxy materials to stockholders on or about October 2, 2006.

Who Can Vote

You can vote at the Annual Meeting if you owned shares at the close of business on September 12, 2006. You are entitled to one vote for each share you owned on that date on each matter presented at the Annual Meeting.

On September 12, 2006, there were 619,713,705 shares of Common Stock outstanding. All of our current directors and executive officers (18 persons) owned an aggregate of 1,242,142 shares, which was less than 1% of our outstanding stock as of September 12, 2006. We expect that these individuals will vote their shares in favor of electing the five nominees named below and for ratification of the appointment of the independent accountants. We expect that these individuals will vote their shares in accordance with their discretion on the stockholder proposal.

How to Vote

You may vote your shares as follows:

•	in person at the Annual Meeting;

•	by telephone (see the enclosed proxy card for instructions);

•	by Internet (see the enclosed proxy card for instructions); or

•	by mail by signing, dating and mailing the enclosed proxy card.

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director, and you may abstain with respect to any other matter or specify whether your shares should be voted for or against the ratification of the appointment of the independent accountants, and for or against approval of the stockholder proposal.

If you sign and return your proxy card without indicating your voting instructions, your shares will be voted FOR the election of the five nominees for director and FOR the ratification of the appointment of Ernst & Young as independent accountants for fiscal 2007, and will ABSTAIN with respect to the stockholder proposal.

If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting in order to vote.

How to Revoke or Change Your Vote

You may revoke or change your proxy at any time before it is exercised by:

•	delivering written notice of revocation to SYSCO’s Corporate Secretary in time for him to receive it before the Annual Meeting;

•	voting again by telephone, Internet or mail (provided that such new vote is received in a timely manner pursuant to the instructions above); or

•	voting in person at the Annual Meeting.

The last vote that we receive from you will be the vote that is counted.

Broker Non-Votes

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting authority and has not received voting instructions from the beneficial owner.

Quorum Requirement

A quorum is necessary to hold a valid meeting. A quorum will exist if the holders of at least 35% of all the shares entitled to vote at the meeting are present in person or by proxy. Abstentions and broker non-votes are counted as present for establishing a quorum.

Votes Necessary for Action to be Taken

Five directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the four nominees in Class II with the most votes will be elected and the one nominee in Class III with the most votes will be elected. The affirmative vote of a majority of all of the votes cast is required to approve the ratification of the appointment of the independent accountants and the stockholder proposal. Broker non-votes are not votes “cast” for this purpose. Abstentions are not counted for purposes of the election of directors, but will have the effect of a vote “against” the other proposals. Broker non-votes will have no effect on the election of directors and will be disregarded with respect to all other proposals.

Who Will Count Votes

We will appoint one or more Inspectors of Election who will determine the number of shares outstanding, the voting power of each, the number of shares represented at the Annual Meeting, the existence of a quorum and whether or not the proxies and ballots are valid and effective.

The Inspectors of Election will determine, and retain for a reasonable period a record of the disposition of, any challenges and questions arising in connection with the right to vote and will count all votes and ballots cast for and against and any abstentions with respect to all proposals and will determine the results of each vote.

Cost of Proxy Solicitation

We will pay the cost of solicitation of proxies including preparing, printing and mailing this proxy statement. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies). We will also authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of proxy materials and will reimburse them for their costs in sending the materials.

We have retained Georgeson Shareholder Communications to help us solicit proxies from these entities and certain individual stockholders, in writing or by telephone, at an estimated fee of $11,000 plus reimbursement for their out-of-pocket expenses.

Receiving Proxy Materials on the Internet

Registered stockholders may sign up on the Internet to receive future proxy materials and other stockholder communications on the Internet instead of by mail. This will reduce our printing and postage costs. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. You can access the Internet site at www.amstock.com for additional information and to sign up. You will be asked to enter your tax identification number and the number of your stock account with our transfer agent, American Stock Transfer & Trust Company. That account number is shown on dividend checks, on stock certificates and on your proxy card. After you have provided identification and transmitted your e-mail address, the transfer agent will send you an e-mail message confirming your acceptance of electronic stockholder communications.

Because we changed our transfer agent during fiscal 2006, any prior acceptance of electronic receipt may no longer be valid and you are requested to access the Internet site set forth above if you wish to receive future proxy materials electronically.

When proxy materials for next year’s Annual Meeting are ready for distribution, those who have accepted electronic receipt will receive e-mail notice of their control numbers and the Internet site for viewing proxy materials and for voting. Acceptance of electronic receipt will remain in effect until it is withdrawn. You can withdraw your consent or change your e-mail address by following the procedures at the above-referenced Internet site.

Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of SYSCO stock that is held for you by a broker or bank, you should contact that broker or bank to find out whether this service is available to you.

Other Matters

We do not know of any matter that will be presented at the Annual Meeting other than the election of directors and the proposals discussed in this proxy statement. However, if any other matter is properly presented at the Annual Meeting, your proxies will act on such matter in their best judgment.

Annual Report

A copy of our 2006 Annual Report to Shareholders, including our Annual Report on Form 10-K for fiscal 2006, without exhibits and as filed with the SEC, is being mailed with this proxy statement. We will furnish additional copies of our Annual Report without charge upon your written request if you are a record or beneficial owner of Common Stock whose proxy we are soliciting in connection with the Annual Meeting. Please address requests for a copy of the Annual Report to the Investor Relations Department, SYSCO Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099. The Annual Report on Form 10-K is also available on our website under “SEC Filings” at www.sysco.com/investor/investor.html.

ELECTION OF DIRECTORS
ITEM NO. 1 ON THE PROXY CARD

Five directors are to be elected at the meeting. The Board of Directors is currently divided into three classes of four, four and three directors each. The Company’s governing documents provide that the Board of Directors shall be divided into three classes with no class of directors having more than one director more than any other class of directors. The directors in each class serve for a three-year term. A different class is elected each year to succeed the directors whose terms are expiring. Four incumbent directors are in the class of directors with terms expiring at the 2006 Annual Meeting. In addition, the Board wishes to add a new member to the Board of Directors.

The Board of Directors has nominated the following four persons, all of whom are currently serving as directors of SYSCO, for election as directors in Class II to serve for three-year terms or until their successors are elected and qualified:

•	Jonathan Golden

•	Joseph A. Hafner, Jr.

•	Nancy S. Newcomb

•	Richard J. Schnieders

When Colin G. Campbell retired from the Board of Directors in March 2006, the size of the Board of Directors was reduced from 12 members to its current size of 11. The Board of Directors has now decided to increase the number of directors from 11 to 12, effective as of the 2006 Annual Meeting, and has nominated Manuel A. Fernandez for election as director in Class III to serve for a one-year term or until his successor is elected and qualified. Mr. Fernandez was identified as a potential candidate by Heidrick & Struggles International Inc., a third-party search firm that the Nominating Committee hired to provide assistance in finding potential director candidates.

All of the nominees have consented to serve if elected. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, the proxies will vote for any nominee who is designated by the present Board of Directors to fill the vacancy.

Set forth below is biographical information for each nominee for election as a director at the 2006 Annual Meeting.

Nominees for election as Class II Directors for terms expiring at the 2009 Annual Meeting:

Jonathan Golden, 69, has served as a director of SYSCO since February 1984. Mr. Golden is a partner of Arnall Golden Gregory LLP, counsel to SYSCO. Mr. Golden is a member of the Finance Committee.

Joseph A. Hafner, Jr., 61, has served as a director of SYSCO since November 2003. He is Chairman of Riviana Foods, Inc., a position he has held since March 2005. He served as President and Chief Executive Officer of Riviana from 1984 until March 2005. Mr. Hafner is Chairman of the Finance Committee and is also a member of the Audit Committee and the Executive Committee.

Nancy S. Newcomb, 61, has served as a director of SYSCO since February 2006. Ms. Newcomb served as Senior Corporate Officer, Risk Management, of Citigroup from May 1998 until her retirement in 2004. She served as a customer group executive of Citicorp (the predecessor corporation) from December 1995 to April 1998, and as a division executive, Latin America from September 1993 to December 1995. From January 1988 to August 1993 she was the principal financial officer, responsible for liquidity, funding and capital management. Ms. Newcomb is also a director of Moody’s Corporation and The DIRECTV Group, Inc. Ms. Newcomb is a member of the Audit and Finance Committees of the Board of Directors.

Richard J. Schnieders, 58, has served as a director of SYSCO since January 1997. Mr. Schnieders has served as Chairman and Chief Executive Officer of SYSCO since January 2003. He assumed the additional role of President in July 2005. Mr. Schnieders previously served as President from July 2000 through December 2002 and as Chief Operating Officer from January 2000 through December 2002. Mr. Schnieders served as Executive Vice President,

Foodservice Operations from January 1999 to July 2000 and as Senior Vice President, Merchandising Services and Multi-Unit Sales from 1997 until January 1999. From 1992 until 1997, he served as Senior Vice President, Merchandising Services. From 1988 until 1992, Mr. Schnieders served as President and Chief Executive Officer of Hardin’s-Sysco Food Services, LLC. He has been employed by SYSCO since 1982. Mr. Schnieders also serves as a director of Aviall, Inc. Mr. Schnieders is Chairman of the Executive Committee and the Employee Benefits Committee and is also a member of the Finance Committee.

The Board of Directors recommends a vote FOR the nominees listed above.

Nominee for election as Class III Director for term expiring at the 2007 Annual Meeting:

Manuel A. Fernandez, 59, has been the Managing Director of SI Ventures, a venture capital firm, since 1998 and Chairman Emeritus of Gartner, Inc., a leading information technology research and consulting company, since 2001. Prior to his present positions, Mr. Fernandez was Chairman, President, and Chief Executive Officer of Gartner. Previously, he was President and Chief Executive Officer at Dataquest, Inc., Gavilan Computer Corporation, and Zilog Incorporated. Mr. Fernandez also serves on the board of directors of Brunswick Corporation (NYSE), Flowers Foods, Inc. (NYSE), The Black & Decker Corporation (NYSE) and several private companies and foundations and is chairman of the board of trustees of the University of Florida.

The Board of Directors recommends a vote FOR the nominee listed above.

Class III directors whose terms expire at the 2007 Annual Meeting:

John M. Cassaday, 53, has served as a director of SYSCO since November 2004. He is President and Chief Executive Officer of Corus Entertainment Inc., a media and entertainment company based in Canada, a position he has held since September 1999. He also serves as a director of Corus and Manulife Financial Corporation. Mr. Cassaday is Chairman of the Compensation Committee and is also a member of the Corporate Governance and Nominating Committee and the Executive Committee.

John K. Stubblefield, Jr., 60, has served as a director of SYSCO since January 2003. Mr. Stubblefield is Executive Vice President, Finance and Chief Financial Officer, a position he has held since January 2005. He served as Executive Vice President, Finance and Administration from January 2000 until January 2005. He served as Senior Vice President, Finance and Administration from 1998 to January 2000 and as Senior Vice President, Controller and Chief Financial Officer from 1994 to 1998. He served as Vice President and Controller from 1992 to 1993 and as Senior Vice President and Controller from 1993 to 1994. He served as Vice President of Finance of Nobel/SYSCO Food Services Company from 1986 to 1992 and as Controller of SYSCO’s Houston subsidiary from 1984 until 1986. Mr. Stubblefield is a member of the Employee Benefits Committee.

Jackie M. Ward, 68, has served as a director of SYSCO since September 2001. Currently retired, Ms. Ward founded in 1968, and later served as Chairman, President and Chief Executive Officer of, Computer Generation Incorporated, which was acquired in December 2000 by Intec Telecom Systems PLC, a software company based in the United Kingdom. Ms. Ward is a director of Bank of America, Equifax Inc., Flowers Foods, Inc., Sanmina-SCI Corporation and WellPoint, Inc. Ms. Ward is Chairman of the Corporate Governance and Nominating Committee and is also a member of the Compensation Committee and the Executive Committee.

Class I directors whose terms expire at the 2008 Annual Meeting:

Judith B. Craven, M.D., 60, has served as a director of SYSCO since July 1996. Dr. Craven served as President of the United Way of the Texas Gulf Coast from 1992 until her retirement in September 1998. Dr. Craven is also a director of Belo Corporation, Luby’s, Inc., Sun America Funds and VALIC. She is also a Regent for the University of Texas. Dr. Craven is a member of the Corporate Governance and Nominating Committee and the Finance Committee.

Richard G. Merrill, 75, has served as a director of SYSCO since July 1983. Currently retired, he formerly served as Executive Vice President of The Prudential Insurance Company of America. Mr. Merrill is a member of the Audit Committee and the Compensation Committee.

Phyllis S. Sewell, 75, has served as a director of SYSCO since December 1991. Currently retired, she formerly served as Senior Vice President of Federated Department Stores, Inc. Mrs. Sewell is a member of the Audit Committee and Corporate Governance and Nominating Committee.

Richard G. Tilghman, 66, has served as a director of SYSCO since November 2002. Mr. Tilghman served as Vice Chairman and Director of SunTrust Banks from 1999 until his retirement in 2000. He served as Chairman and Chief Executive Officer of Crestar Financial Corporation, a bank holding company, from 1986 until 1999. Mr. Tilghman is Chairman of the Audit Committee and is also a member of the Compensation Committee and the Executive Committee.

Unless otherwise noted, the persons named above have been engaged in the principal occupations shown for the past five years or longer.

Director Compensation

2006 Compensation

During fiscal 2006, our non-employee directors received the following compensation, in addition to the expense reimbursements discussed below:

	Annual Retainer		Meeting Attendance Fees		Options	Shares of Restricted Stock
Name	($)		($)		(#)	(#)

Cassaday	$62,500	(1)	$27,000		3,500	3,000
Craven	60,000	(1)(2)	17,000		3,500	3,000
Golden	60,000	(1)(2)	13,000	(3)	3,500	3,000
Hafner	70,000	(1)(2)	26,500	(3)	3,500	3,000
Merrill	65,000	(1)(2)	28,500	(3)	3,500	3,000
Newcomb(4)	25,000		10,000		—	—
Sewell	60,000	(1)(2)	22,000	(3)	3,500	3,000
Tilghman	70,000	(1)	34,500		3,500	3,000
Ward	65,000	(1)(2)	23,000	(3)	3,500	3,000

(1)	All of the non-employee directors except for Ms. Newcomb (who was ineligible because she was appointed as a director during the fiscal year) elected to receive 50% of their retainer fees in the form of common stock. The Company issued one additional share for every two elected shares. Amounts shown do not reflect the value of the additional shares.

(2)	One-half of these retainer fees were deferred under the Directors Deferred Compensation Plan.

(3)	All of these meeting attendance fees were deferred under the Directors Deferred Compensation Plan.

(4)	Ms. Newcomb became a director on February 17, 2006.

Fees

We pay non-employee directors who serve as committee chairpersons $70,000 per year and all other non-employee directors $60,000 per year plus reimbursement of expenses for all services as a director, including committee participation or special assignments. Directors are encouraged to have their spouses accompany them to dinners and other functions held in connection with board meetings, and the company pays, either directly or through reimbursement, all expenses associated with their travel to and attendance at these business-related functions.

In addition to the annual retainer, non-employee directors receive the following fees for attendance at meetings:

•	For committee meetings held in conjunction with regular Board meetings, committee chairmen who attend in person (or who participate by telephone because of illness or the inability to travel) will receive $1,500 and committee members who attend in person (or who participate by telephone because of illness or the inability to travel) will receive $1,000;

•	For special committee meetings (not held in conjunction with regular Board meetings), committee chairmen who attend in person or who participate by telephone will receive $1,500 and committee members who attend in person or who participate by telephone will receive $1,000; and

•	For special Board meetings, all non-employee directors who attend in person or who participate by telephone will receive $1,000.

Non-employee directors may also receive discounts on products carried by the Company and its subsidiaries comparable to the discounts offered to Company employees.

Directors Deferred Compensation Plan

Non-employee directors may defer all or a portion of their annual retainer and meeting attendance fees under the Directors Deferred Compensation Plan. Non-employee directors may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield plus 1%, with respect to amounts deferred. Such deferred amounts will be credited with investment gains or losses until the non-employee director’s retirement from the Board or until the occurrence of certain other events.

Non-Employee Directors Stock Plan

In September 2005, the Board of Directors adopted, and in November 2005 the stockholders subsequently approved, the 2005 Non-Employee Directors Stock Plan. The Plan provides for grants of stock options, restricted stock, elected shares in lieu of a portion of the annual retainer, and retainer stock awards.

Options.  Under the Plan, non-employee directors are eligible to receive stock options at the discretion of the Board with the size of individual grants and vesting terms set by the Board at the time of grant. In fiscal 2006, we granted options to purchase an aggregate of 31,500 shares to nine non-employee directors. These options have an exercise price of $30.70, vest ratably over a three-year period and expire seven years after the date of grant. In September 2006 (fiscal 2007), we granted options to purchase an aggregate of 31,500 shares to nine non-employee directors. These options have an exercise price of $31.73, vest ratably over a three-year period and expire seven years after the date of grant.

Elected Shares.  The Plan also permits each non-employee director to elect to receive up to one-half of his or her annual retainer in Common Stock, in which case we will provide a matching grant of 50% of the number of shares received as a portion of the retainer.

Retainer Shares.  Under the Plan, each non-employee director who has not previously received a retainer award is granted a one-time retainer award of 6,000 shares on the date of the annual meeting. These shares vest ratably over a three-year period. Each of Ms. Newcomb and Mr. Fernandez will receive a retainer stock award of 6,000 shares if they are elected (or, in the case of Ms. Newcomb, re-elected) to the Board on November 10, 2006.

Restricted Stock.  Under the Plan, the Board is authorized to issue restricted stock to non-employee directors on terms set forth in the Plan. Each non-employee member of the Board received a grant of 3,000 restricted shares in November 2005. These restricted shares vest ratably over a three-year period. In September 2006 (fiscal 2007), we granted each non-employee member of the Board 3,000 restricted shares.

The Plan grants the Board broad authority and, although it is not required by the terms of the Plan, the Board may choose (upon the recommendation of the Corporate Governance and Nominating Committee) to grant Mr. Fernandez stock options and shares of restricted stock (in addition to the one-time retainer award) if he is elected to the Board on November 10, 2006.

See also “Certain Relationships and Related Transactions.”

Board Meetings and Attendance

The Board of Directors held 13 meetings (including five regular meetings and eight special meetings) during fiscal 2006 and all directors attended 75% or more of the aggregate of:

•	the total number of meetings of the Board of Directors, and

•	the total number of meetings held by all committees of the Board on which he or she served during fiscal 2006.

It is the policy of the Board that all directors attend the Annual Meeting of Stockholders. In fiscal 2006, all directors who were in office at that time attended the Annual Meeting.

Committees of the Board

The following directors serve on the committees indicated:

Corporate Governance
	Audit	Compensation	and Nominating
Name	Committee	Committee	Committee

John M. Cassaday		X *	X
Judith B. Craven			X
Joseph A. Hafner, Jr.	X
Richard G. Merrill	X	X
Nancy S. Newcomb	X
Phyllis S. Sewell	X		X
Richard G. Tilghman	X *	X
Jackie M. Ward		X	X *

*	Chairman of the Committee

The Audit Committee held 13 meetings during fiscal 2006. The function of the Audit Committee includes oversight of various auditing and accounting matters, including the selection of our independent public accountants, the scope of the audit procedures, the nature of all audit and non-audit services to be performed, the fees to be paid to the independent public accountants, the performance of our independent public accountants and our accounting practices and policies.

The Compensation Committee held ten meetings during fiscal 2006. The function of the Compensation Committee is to evaluate and determine the annual compensation of the Chief Executive Officer, to consider the annual compensation of executive officers, and to oversee the administration of SYSCO’s Management Incentive Plan, stock incentive and option plans, the 2004 Long-Term Incentive Cash Plan, the Supplemental Performance Based Bonus Plan and other executive benefit plans.

The Corporate Governance and Nominating Committee held five meetings during fiscal 2006. The function of the Corporate Governance and Nominating Committee is to propose directors, committee members and officers to the Board for election or reelection, to over see the evaluation of management, including the Chief Executive Officer, to review the performance of the members of the Board and its committees, to consider the annual compensation of non-employee directors, and to review and make recommendations regarding the organization and effectiveness of the Board and its committees, the establishment of corporate governance principles, the conduct of meetings, succession planning and SYSCO’s governing documents.

The Board of Directors also has a Finance Committee which held five meetings during fiscal 2006. The function of the Finance Committee is to assist the Board in satisfying its fiduciary responsibilities relating to financial performance and financial planning of the Company in pursuing its financial objectives. The Committee reviews policies regarding capital structure, dividends and liquidity; reviews risk assessment and risk management policies; reviews and recommends the sale or issuance of equity and certain debt securities; reviews acquisitions and financing alternatives; reviews and approves certain capital expenditures; establishes and monitors high-level investment and funding objectives and investment performance and funding of the Company’s tax-qualified retirement and non-qualified benefit plans; and reviews and oversees the Company’s environmental, health, safety and security matters. The Finance Committee is chaired by Joseph A. Hafner, Jr., and its members include Dr. Craven, Mr. Golden, Ms. Newcomb and Mr. Schnieders.

The Board of Directors also has an Executive Committee which did not meet during fiscal 2006. The Executive Committee is authorized to exercise all of the powers of the Board when necessary, to the extent permitted by applicable law. The Executive Committee is chaired by Mr. Schnieders and its members include Mr. Cassaday, Mr. Hafner, Mr. Tilghman and Ms. Ward.

The Board of Directors also has an Employee Benefits Committee that oversees the maintenance and administration of the Corporation’s employee stock purchase, employee welfare benefit, and tax-qualified retirement plans. Mr. Schnieders chairs, and Mr. Stubblefield serves as a member of, this Committee.

Current copies of the charters for the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Finance Committee are published on the Company’s website at www.sysco.com/investor/governance.html and are available in print by writing to the Investor Relations Department, SYSCO Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099. The Audit Committee Charter is also attached to this Proxy Statement as Annex A.

Compensation Committee Interlocks and Insider Participation

Mr. Merrill, Chairman, Mrs. Sewell, Mr. Tilghman and Ms. Ward each served on the Compensation Committee during fiscal 2006 prior to March 1. Mr. Campbell also served on the Compensation Committee during fiscal 2006 prior to his resignation. From March 1, 2006 to the present, the members of the Compensation Committee have been Mr. Cassaday, Chairman, Mr. Merrill, Mr. Tilghman and Ms. Ward. During fiscal 2006, none of the members of the Committee, while serving as such, was an officer or employee of SYSCO or any of its subsidiaries or served as an officer of any company with respect to which any executive officer of SYSCO served on such company’s board of directors, and none had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. In addition, none of the current or former members of the Committee listed above are former employees of SYSCO or any of its subsidiaries.

Succession Planning

The Board plans for succession to the position of CEO and the Corporate Governance and Nominating Committee oversees this succession planning process. To assist the Board, the CEO periodically provides the Board with an assessment of senior executives and their potential to succeed to the position of CEO, as well as perspective on potential candidates from outside the Company. The Board has available on a continuing basis the CEO’s recommendation should he be unexpectedly unable to serve. The CEO also provides the Board with an assessment of potential successors to key positions.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted the Sysco Corporation Corporate Governance Guidelines. These guidelines outline the functions of the Board, director responsibilities, and various processes and procedures designed to ensure effective and responsive governance. These guidelines also outline considerations for determining qualification for membership to the Board such as diversity, skills, experience, time available and the number of other boards the member sits on in the context of the needs of the Board and the Company. The guidelines are reviewed from time to time in response to changing regulatory requirements and best practices and are revised accordingly. The guidelines were last revised in September 2006. The Corporate Governance Guidelines are published on our website at www.sysco.com/investor/governance.html, and are available in print by writing to the Investor Relations Department, SYSCO Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099.

Code of Business Conduct

All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, are required to comply with our long-standing Code of Business Conduct to help ensure that our business is conducted in accordance with the highest standards of moral and ethical behavior. Our Code of Business Conduct addresses professional conduct, including customer relationships, equal opportunity, payment of gratuities and receipt of payments or gifts, competition and fair dealing, political contributions, antitrust, conflicts of interest, insider trading, financial disclosure, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees are required to report any violations or suspected violations of the Code and may do so by using SYSCO’s ethics hotline. The Code also includes an anti-retaliation statement. The Code of Business Conduct is published on our website at www.sysco.com/investor/governance.html and is available in print by writing to the Investor Relations Department, SYSCO Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099.

Presiding Director; Communicating with the Board

The non-management directors meet in executive session without members of management present at every regular Board meeting. During fiscal 2006, the non-management directors held five executive sessions without the CEO or any other member of management present. Richard G. Tilghman, chairman of the Audit Committee, presided at these executive sessions during fiscal 2006. The independent members of the Board have adopted a rotation system by which, beginning on the first day of the Company’s 2007 fiscal year, the chairs of the Corporate Governance and Nominating, Compensation, Finance (if such chair has been determined to be independent) and Audit Committees will rotate for one-year terms as presiding director. The presiding director will, among other things, preside at meetings of the non-employee directors. In addition, the independent directors, exclusive of all directors who have not been determined to be independent, meet in executive session at least once a year and the presiding director shall preside at such meetings.

Interested parties may communicate with the presiding director, the non-management directors as a group and the other members of the Board by confidential email. All emails will be delivered to the parties to whom they are addressed. The Board requests that items unrelated to the duties and responsibilities of the Board not be submitted, such as product inquiries and complaints, job inquiries, business solicitations and junk mail. The form to communicate by email is accessible in the corporate governance section of SYSCO’s website at www.sysco.com/investor/contactboard.html.

Director Independence

Our Corporate Governance Guidelines require that at least a majority of our directors meet the criteria for independence established by the New York Stock Exchange for continued listing, and all applicable legal requirements. Additionally, all members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are required to be independent.

Under New York Stock Exchange listing standards, to be considered independent, a director must be determined to have no material relationship with SYSCO other than as a director. The standards specify the criteria by which the independence of directors will be determined, including guidelines for directors and their immediate family members with respect to employment or affiliation with SYSCO or its independent public accountants.

In addition to the NYSE’s standards for independence, the Company’s Corporate Governance Guidelines provide that the following relationships will not impair a director’s independence: (i) if a SYSCO director is an executive officer of another company that does business with SYSCO and the annual sales to, or purchases from, SYSCO are less than two percent of the annual revenues of the company he or she serves as an executive officer; (ii) if a SYSCO director is an executive officer of another company which is indebted to SYSCO, or to which SYSCO is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer; and (iii) if a SYSCO director serves as an officer, director or trustee of a charitable organization, and SYSCO’s discretionary charitable contributions to the organization are less than two percent of that organization’s total annual charitable receipts

(SYSCO’s automatic matching of employee charitable contributions to higher education will not be included in the amount of SYSCO’s contributions for this purpose).

After reviewing all relevant relationships of the directors, the Board of Directors has determined that Mr. Cassaday, Dr. Craven, Mr. Hafner, Mr. Merrill, Ms. Newcomb, Mrs. Sewell, Mr. Tilghman and Ms. Ward, as well as Mr. Fernandez, are independent under the NYSE standards and the categorical standards set forth in the Corporate Governance Guidelines and described above. There were no such relationships that were not covered by the categorical standards. The Board has also determined that each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is independent. The Corporate Governance Guidelines provide, effective September 2006, that no independent director who is a member of the Audit, Compensation or Nominating and Corporate Governance Committees may receive any compensation from the Company other than compensation received in their capacity as a non-employee director or committee member. The Board has determined that none of the above-named directors has received any compensation (other than compensation received in their capacity as a non-director or committee member) from the Company since July 2005, and no member of the Audit Committee has received any compensation (other than compensation received in their capacity as a non-employee director or committee member) from the Company while he or she has served as such.

Nominating Committee Procedures

In accordance with its Charter, the Corporate Governance and Nominating Committee will observe the following procedures in identifying and evaluating candidates for election to the Company’s Board of Directors:

1. In considering candidates for election to the Board, the Committee will determine the incumbent directors whose terms expire at the upcoming annual meeting and who wish to continue their service on the Board. The Committee will also identify and evaluate new candidates for election to the Board for the purpose of filling vacancies.

•	The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. Where such a search firm is engaged, the Committee shall set its fees and scope of engagement.

•	In making its selection, the Committee will also consider nominations made by stockholders in conformity with Section 8 of the Company’s Bylaws. The Committee will evaluate candidates proposed by stockholders in conformity with Section 8 of the Company’s Bylaws under the same criteria used to evaluate other candidates.

2. As to all incumbent and new candidates that the Committee believes merit consideration, the Committee will:

•	cause to be assembled information concerning the background and qualifications of the candidate, including information required to be disclosed in the Company’s proxy statement under the rules of the SEC or any other regulatory agency or exchange or trading system on which the Company’s securities are listed, and any relationship between the candidate and the person or persons recommending the candidate;

•	determine if the candidate satisfies the qualifications required by the Company’s Corporate Governance Guidelines of candidates for election as director as set forth under “Corporate Governance Guidelines” above;

•	determine if the candidate possesses qualities, experience or skills that the Committee has determined to be desirable;

•	consider the contribution that the candidate can be expected to make to the overall functioning of the Board;

•	consider the candidate’s capacity to be an effective director in light of the time required by the candidate’s primary occupation and service on other boards;

•	consider the extent to which the membership of the candidate on the Board will promote diversity among the directors; and

•	consider, with respect to an incumbent director, whether the director satisfactorily performed his or her duties as director during the preceding term, including attendance and participation at Board and Committee meetings, and other contributions as a director.

3. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate.

4. Based on all available information and relevant considerations, the Committee will recommend to the full Board for nomination those candidates who, in the view of the Committee, are most suited for membership on the Board.

5. The Committee shall maintain appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

As indicated above, the Corporate Governance and Nominating Committee will consider candidates for director recommended by stockholders of the Company. The procedures for submitting stockholder recommendations are explained below under “Stockholder Proposals” on page 37.

Stock Ownership Guidelines

The Corporate Governance Guidelines provide that after five years of service as a non-employee director, such individuals are expected to continuously own a minimum of 10,000 shares of SYSCO common stock. All of the current directors other than Ms. Newcomb, who has served on the Board for less than one year, beneficially held the requisite number of shares as of September 12, 2006. Stock ownership guidelines applicable to executive officers are described on page 22.

EXECUTIVE OFFICERS

The following persons currently serve as executive officers of SYSCO. Each person listed below has served as an officer of SYSCO and/or its subsidiaries for at least the past five years.

	Title
	(and Date Since Which Individual Has
Name	Served in Position)	Age

Larry J. Accardi*	Executive Vice President (2000), Contract Sales and President, Specialty Distribution Companies (2002)	57
Kenneth J. Carrig	Executive Vice President and Chief Administrative Officer (2005)	49
Kirk G. Drummond	Senior Vice President of Finance and Treasurer (2005)	51
G. Mitchell Elmer	Vice President, Controller (2000) and Chief Accounting Officer (2005)	47
Michael C. Nichols	Senior Vice President (2006), General Counsel (1999) and Corporate Secretary (2002)	54
Larry G. Pulliam*	Executive Vice President, Merchandising Services (2005)	50
Richard J. Schnieders*	Chairman, Chief Executive Officer (2003) and President (2005**)	58
Kenneth F. Spitler*	Executive Vice President (2002); President of North American Foodservice Operations (2005)	57
John K. Stubblefield, Jr.*	Executive Vice President, Finance and Chief Financial Officer (2000***)	60

*	Named Executive Officer

**	Mr. Schnieders served as the Company’s President from July 2000 to December 2002. He re-assumed the role of President in July 2005 following the retirement of the Company’s President and Chief Operating Officer.

***	Although Mr. Stubblefield has acted as the Company’s principal financial officer since the mid-1990s, he was given the official title of Chief Financial Officer in 2005.

Several additional Senior Vice Presidents were listed as executive officers in prior years. Although many of such officers remain employed by the Company in the same positions they previously held, the Board of Directors determined as of May 12, 2006 that such persons did not actually perform policy making functions and should no longer be deemed executive officers for purposes of filings under the Securities Exchange Act of 1934. However, for the sole purpose of this Proxy Statement, each of Stephen F. Smith and James E. Lankford is still considered to be a Named Executive Officer of the Company, as required by SEC regulations.

STOCK OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of Company Common Stock, as of September 12, 2006, by (i) each director and director nominee, (ii) each Named Executive Officer (as hereinafter defined), and (iii) all directors, director nominees and executive officers as a group. To our knowledge, no person or group beneficially owns 5% or more of our Common Stock. Unless otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to his or her shares.

				Shares of		Total Shares of
	Shares of	Shares of		Common Stock		Common Stock		Percent of
	Common Stock	Common Stock		Underlying		Beneficially		Outstanding
	Owned Directly(1)	Owned Indirectly		Options(2)		Owned(1)(2)		Shares(3)

Larry J. Accardi	165,115	—		313,600		478,715		*
John M. Cassaday	17,634	3,500	(4)	2,766		23,900		*
Judith B. Craven	30,380	—		31,566		61,946		*
Manuel A. Fernandez	—	—		—		—		—
Jonathan Golden	37,910	18,500	(4)	55,566		111,976		*
Joseph A. Hafner, Jr.	13,664	—		9,166		22,830		*
James E. Lankford(5)	204,330	—		199,728		404,058		*
Richard G. Merrill	38,547	—		63,566		102,113		*
Nancy S. Newcomb	3,000	—		—		3,000		*
Larry G. Pulliam	108,376	—		177,000		285,376		*
Richard J. Schnieders	328,321	61,604	(6)	398,000		787,925		*
Phyllis S. Sewell	35,385	—		55,566		90,951		*
Stephen F. Smith(5)	76,597	—		134,643		211,240		*
Kenneth F. Spitler	117,877	53,062	(7)	265,600		436,539		*
John K. Stubblefield, Jr.	92,110	—		330,600		422,710		*
Richard G. Tilghman	19,197	1,958	(6)	15,566		36,721		*
Jackie M. Ward	19,958	—		23,566		43,524		*
All Directors, Director Nominees and Executive Officers as a Group (19 Persons)(8)	1,102,961 (9)	139,181	(10)	2,210,928	(11)	3,453,070(9	)(10)(11)	*

(*)	Less than 1% of outstanding shares.

(1)	Includes an aggregate of 4,126 shares of Common Stock that have been elected to be received by the non-employee directors in lieu of retainer fees during the first half of calendar 2006, and 2,059 matching shares of Common Stock. Pursuant to the Non-Employee Directors Stock Plan, these shares will be issued on December 31, 2006 or within 60 days after a non-employee director ceases to be a director, whichever occurs first. Such shares of Common Stock are deemed outstanding for computing the percentage ownership of the persons holding such shares, but are not deemed outstanding for computing the percentage ownership of any other persons.

(2)	Includes shares of Common Stock underlying options that are presently exercisable or will become exercisable within 60 days after September 12, 2006. Shares of Common Stock subject to options that are presently exercisable or will become exercisable within 60 days after September 12, 2006 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other persons.

(3)	Applicable percentage ownership at September 12, 2006 is based on 619,713,705 shares of Common Stock outstanding, adjusted in the case of certain options and retainer shares.

(4)	These shares are held by a family trust or corporation affiliated with the director.

(5)	Messrs. Smith and Lankford, who were executive officers for a portion of fiscal 2006, are included in the Summary Compensation Table, and therefore the Stock Ownership table, as Named Executive Officers. Although Messrs. Smith and Lankford still hold the offices indicated above, as of May 12, 2006 it was determined that they did not actually perform policy making functions and should no longer be deemed executive officers for purposes of filings under the Securities Exchange Act of 1934. However, for the sole purpose of this Proxy Statement, each of Messrs. Smith and Lankford is still considered to be a Named Executive Officer of the Company, as required by SEC regulations.

(6)	These shares are held by the spouse of the director or executive officer.

(7)	The total number of shares owned indirectly by Mr. Spitler includes 190 shares held by his children and 52,872 shares held by a family limited partnership.

(8)	Does not include beneficial ownership by Mr. Smith or Mr. Lankford, each of whom is considered a Named Executive Officer for purposes of this proxy, but is not considered an executive officer of the Company.

(9)	Includes an aggregate of 75,487 shares directly owned by the current executive officers other than the Named Executive Officers.

(10)	Includes an aggregate of 557 shares owned by the spouses and/or dependent children of current executive officers other than the Named Executive Officers.

(11)	Includes an aggregate of 468,800 shares of Common Stock underlying options that are presently exercisable or will become exercisable within 60 days after the date of this proxy statement held by current executive officers other than the Named Executive Officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, our executive officers and directors and any persons holding more than ten percent (10%) of our Common Stock are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of initial ownership of our Common Stock and changes in ownership of such Common Stock. To our knowledge, no person beneficially owns more than 10% of our Common Stock. Copies of the Section 16 reports filed by our directors and executive officers are required to be furnished to us. Based solely on our review of the copies of the reports furnished to us, or written representations that no reports were required, we believe that, during fiscal 2006, all of our executive officers and directors complied with the Section 16(a) requirements. However, Robert J. Davis, the Company’s Senior Vice President of Contract Sales, was designated as an executive officer for a portion of fiscal 2005 and fiscal 2006. Mr. Davis’ original Form 3 filing for January 1, 2005 inadvertently understated his holdings by 337 shares. An amended Form 3 was filed on November 17, 2005 (during fiscal 2006) to correct the information.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Golden is the sole stockholder of Jonathan Golden, P.C., a partner in the law firm of Arnall Golden Gregory LLP, Atlanta, Georgia, counsel to SYSCO. During fiscal year 2006, Sysco paid this firm approximately $3.8 million in legal fees, which fees we believe were fair and reasonable in view of the level and extent of services rendered.

Larry Accardi serves as the Company’s Executive Vice President of Contract Sales and President of the Specialty Distribution Companies. His daughter, Michelle Connors, serves as one of Sysco’s regional corporate trainers. Ms. Connors’ total compensation in fiscal year 2006 included $81,302 in salary and bonus. Her current annual salary is $76,425 and she received options to purchase 2,000 shares of SYSCO common stock in September 2006 with an aggregate Black-Scholes value of $13,420. Mr. Accardi’s brother-in-law, Stephen Hemphill, serves as an account executive at Hardin’s-Sysco Food Services, LLC, one of the Company’s subsidiaries. Mr. Hemphill’s total compensation in fiscal year 2006 included $69,410 in salary and bonus, and his current annual salary is $54,600.

James E. Lankford and Stephen F. Smith both serve as Senior Vice Presidents of Foodservice Operations and were considered “executive officers” for a portion of the 2006 fiscal year. Solely for purposes of this proxy statement, they are also considered “Named Executive Officers”. Mr. Lankford’s brother, Frederick Lankford, serves as the President of Lankford-Sysco Food Services, LLC, one of the Company’s subsidiaries. Frederick Lankford’s total compensation in fiscal year 2006 included $481,074 in salary and bonus. His current annual salary is $315,000 and he received options to purchase 16,500 shares of SYSCO common stock in September 2006 with an aggregate Black-Scholes value of $115,830. Another of Mr. Lankford’s brothers, Thomas E. Lankford, retired from his position as a Director, President and Chief Operating Officer of SYSCO in July 2005, and received approximately $25,344 under the Company’s retirement plan, $960,840 under the Company’s Supplemental Executive Retirement Plan and $650,942 under the Company’s Executive Deferred Compensation Plan during fiscal year 2006.

Mr. Smith’s daughter, Callie F. Smith Davis, serves as the Director of Business Review for Sysco Food Services-Gulf Coast, Inc., one of the Company’s subsidiaries. Ms. Davis’s total compensation in fiscal year 2006 included $86,323 in salary and bonus plus a one-time payment of $28,659 for relocation expenses and options to purchase 2,500 shares of SYSCO Common stock with an aggregate Black-Scholes value of $19,225. Her current annual salary is $70,200 and she received options to purchase 2,500 shares of SYSCO common stock in September 2006 with an aggregate Black-Scholes value of $16,775.

Similarly, James C. Graham and James M. Danahy both serve as Senior Vice Presidents of Foodservice Operations and were considered “executive officers” for a portion of the 2006 fiscal year. Mr. Graham’s brother, Gordon Graham, serves as the President of Sysco Food Services of Atlanta, LLC, one of the Company’s subsidiaries. Gordon Graham’s total compensation in fiscal year 2006 included $539,137 in salary and bonus. His current annual salary is $247,200 and he received options to purchase 16,500 shares of SYSCO common stock in September 2006 with a Black-Scholes value of $115,830. Mr. Danahy’s brother-in-law, William F. MacDonald, serves as a marketing associate at Hallsmith-Sysco Food Services, LLC, one of the Company’s subsidiaries. Mr. McDonald’s total compensation in fiscal year 2006, which was paid on a commission basis, totaled $85,674.

Gregory K. Marshall served as one of the Company’s Senior Vice Presidents until September 2005. His son-in-law, Gregory Keller, serves as Vice President of Sales at The SYGMA Network, Inc., one of the Company’s subsidiaries. Mr. Keller’s total compensation in fiscal year 2006 included $168,700 in salary and bonus and his current annual salary is $139,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation plans as of July 1, 2006.

Number of Securities Remaining
	Number of Securities to be			Available for Future Issuance
	Issued Upon Exercise of		Weighted-Average Exercise	Under Equity Compensation
	Outstanding Options,		Price of Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	65,377,585	(1)(2)	$28.63	28,029,391	(3)(4)

Equity compensation plans not approved by security holders	–0–		–0–	–0–

Total	65,377,585	(1)(2)	$28.63	28,029,391	(3)(4)

(1)	Does not include 139,084 shares of Common Stock subject to options that were assumed in connection with our acquisition of Guest Supply, Inc. in March 2001. These options have a weighted average exercise price per share of $13.07.

(2)	Does not give effect to options to purchase approximately 6,504,200 shares of Common Stock granted in September 2006 under our 2004 Stock Option Plan at an exercise price per share of $31.70 or options to purchase 31,500 shares of Common Stock granted in September 2006 under our 2005 Non-Employee Directors Stock Plan at an exercise price per share of $31.73.

(3)	Includes 18,656,450 shares of Common Stock issuable pursuant to our 2004 Stock Option Plan; 478,593 shares issuable pursuant to our Non-Employee Directors Stock Plan; 4,000,000 shares issuable under our 2000 and 2005 Management Incentive Plans; and 4,894,348 shares issuable pursuant to our Employees’ Stock Purchase Plan as of July 1, 2006. Does not reflect the issuance of options to purchase approximately 6,504,200 shares of

Common Stock in September 2006 pursuant to our 2004 Stock Option Plan; the issuance of options to purchase 31,500 shares of Common Stock in September 2006 pursuant to our 2005 Non-Employee Directors Stock Plan; the issuance of 27,000 shares of restricted Common Stock in September 2006 pursuant to our Non-Employee Directors Stock Plan; the issuance of 323,822 shares in August 2006 pursuant to the 2000 Management Incentive Plan; or the issuance of 475,448 shares in July 2006 pursuant to the 1974 Employees’ Stock Purchase Plan.

(4)	As of September 12, 2006, a total of 70,797,876 options remained outstanding under all of the Company’s option plans. These options have a weighted average exercise price of $29.05 and an average remaining term of 4.96 years. The remaining pool of available shares under the Company’s option plans includes approximately 12,179,800 shares authorized under the 2004 Stock Option Plan and 420,093 shares under the 2005 Non-Employee Directors Stock Plan. Additionally, there are 2,800,000 shares available for issuance under the 2005 Management Incentive Plan. There are also 4,418,900 shares remaining available for issuance under the 1974 Employees Stock Purchase Plan.

Report of the Compensation Committee

This report documents the components of SYSCO’s compensation programs for its executive officers and describes the basis on which fiscal 2006 compensation determinations were made with respect to the executive officers of SYSCO, including Mr. Schnieders, who has served as Chief Executive Officer since January 1, 2003. All fiscal 2006 compensation decisions with respect to base salaries, annual incentive compensation and option grants under stock option plans for our executive officers, including the CEO, were made by the Compensation Committee.

Overall Executive Compensation Philosophy

Since SYSCO became a publicly held corporation in 1970, we have directly linked the compensation of executive officers to SYSCO’s performance. Specifically, the Committee has tied the level of SYSCO’s executive compensation to increases in SYSCO’s earnings per share, return on shareholders’ equity and operating company performance. We have historically accomplished this through the following means:

•	A “pay-for-performance” orientation, with respect to compensation other than base salary, based upon a combination of SYSCO performance and operating company performance for corporate officers, and operating company performance for operating company senior management;

•	A significant portion of total cash compensation is at risk, i.e., linked to Company performance;

•	Base salaries generally at or below the 25th percentile of the range of base salaries payable to corporate officers of certain surveyed industrial corporations who have job content and/or responsibilities comparable to those of SYSCO’s corporate officers;

•	Potentially significant annual incentive bonuses under SYSCO’s management incentive plan;

•	Long-term incentives primarily in the form of stock options; and

•	The addition, in fiscal 2005, of a long-term incentive cash plan for MIP participants and a supplemental bonus plan for the CEO, and in fiscal 2007, of a supplemental bonus plan covering the CEO, all Executive Vice Presidents and all Senior Vice Presidents of the Company.

The factors and criteria upon which the determination of the fiscal 2006 compensation of the Chief Executive Officer were based were the same as those discussed below with respect to all executive officers, except as otherwise described below with respect to SYSCO’s senior vice presidents of foodservice operations, and as described below with respect to the CEO’s supplemental bonus plan.

In fiscal 2006, Mr. Schnieders earned total compensation equal to $2,141,900, exclusive of perquisites, which were valued at less than $50,000. This compensation amount included (a) salary of $1,062,500 and (b) 140,000 options with a Black-Scholes grant date present value of $1,129,800. No executive officers, including Mr. Schnieders, received incentive bonuses for fiscal 2006. Further information regarding these components is included below as well as in the tables that follow this report.

Base Salaries

We have established base salaries of our executive officers in the range of compensation payable to executive officers of U.S. industrial corporations without reference to specific SYSCO performance criteria. We reexamine this range of compensation from time to time through a survey of compensation practices by an independent compensation consultant across a broad cross-section of U.S. industrial corporations. The survey sample does not necessarily include those companies in the peer group included in the performance graph on page 32 due to the differing size, management responsibilities and organizational structures of those corporations relative to SYSCO. We last reviewed base salaries for the executive officers on November 10, 2005, and increases were made effective January 1, 2006. At that time, Mr. Schnieders’ annual base salary was increased approximately 2.4% from $1,050,000 to $1,075,000. It has been our consistent practice to maintain the Chief Executive Officer’s base salary at or below the 25th percentile of the range of base salaries payable to chief executive officers of the surveyed industrial corporations who have chief executive officers with job content and/or responsibilities comparable to those of SYSCO’s Chief Executive Officer.

Incentive Compensation

Management Incentive Bonus

SYSCO provides annual incentive compensation to all executive officers through the SYSCO Corporation Management Incentive Plan (the “MIP”). The current MIP, or 2005 MIP, was approved by stockholders in November 2005. Bonuses for 2006 were determined under the previous MIP, or 2000 MIP. Participants in the MIP include all of SYSCO’s corporate officers (including the executive officers) and senior management (generally the presidents and executive vice presidents) of SYSCO’s operating companies. The MIPs are designed to offer opportunities for compensation that is tied directly to our performance. In addition, the MIPs are designed to foster significant equity ownership in SYSCO by the executive officers and all other participants in the MIP. MIP bonuses earned during the fiscal year are paid during the first quarter of the following fiscal year.

For executive officers, no incentive bonuses were paid under the MIP for fiscal 2006, based on the criteria established by the Committee. The bonus determination was based on a two-part formula. The first part was based on the overall performance of SYSCO and was based upon the percentage increase in earnings per share and the return on shareholders’ equity. The MIP utilized a matrix based on these two factors to determine award levels, resulting in no awards to any such executive officer participating in this portion of the MIP. The second portion of the fiscal 2006 incentive bonus under the MIP for executive officers was based upon the number of SYSCO operating companies that achieved a target return on capital. This portion of the incentive bonus is paid only when the operating companies achieving the goals, in the aggregate, represent at least 50% of the total capital of all of SYSCO’s operating companies; provided, however, that no bonus is earned under this part unless a bonus is earned under the first part. As a result, no executive officer earned a bonus under this portion of the bonus for 2006.

For senior vice presidents of foodservice operations (who are not generally considered executive officers, but Messrs. Smith and Lankford are treated as Named Executive Officers for purposes of this proxy statement), a portion of their bonus was based upon the two-part calculation set forth above, and accordingly no bonus for this portion was earned, and a portion was based upon the aggregate financial results of those operating subsidiaries or divisions for which they were responsible, considered as one company. The second portion is based upon the interplay between the aggregate percentage increase in pretax earnings and operating pretax earnings of their supervised operations and the aggregate return on capital of their supervised operations, adjusted in certain instances for operating companies that are involved in SYSCO’s facility expansion (“fold-out”) program. Aggregate bonuses of $1,470,113 were paid to senior vice presidents of foodservice operations pursuant to this portion of the MIP bonus program in fiscal 2007 for fiscal 2006 performance.

Supplemental Performance Based Bonus Plan and Agreement

In February 2006, the Company and Mr. Schnieders entered into a Supplemental Performance Based Bonus Agreement under the Supplemental Performance Based Bonus Plan approved by the Committee in November 2004. Pursuant to this agreement, Mr. Schnieders’ bonus for fiscal 2006 was subject to increase or decrease by up to 25% depending upon whether he exceeded or failed to meet certain pre-established performance criteria in the areas of long-term strategy, growth, financial performance, corporate governance, and human capital. Supplemental bonus amounts paid under this plan do not qualify as “performance based compensation” under Section 162(m) of the Code. In approving the plan, the Committee concluded that the importance of aligning a portion of Mr. Schnieders’ compensation with additional performance goals not taken into account under the MIP, combined with the desirability of preserving a certain level of Committee discretion over the total amount of Mr. Schnieders’ bonus payments, outweighed the potential cost to the Company that could result from the non-deductibility of any compensation paid under such plan. Because Mr. Schnieders did not earn a bonus under the Management Incentive Plan for fiscal 2006, as discussed above, no bonus was payable under the Supplemental Performance Based Bonus Agreement. In May 2006, the Committee and the Board approved a new Supplemental Performance Based Bonus Plan in which the Chief Executive Officer, all Executive Vice Presidents and all Senior Vice Presidents (including Senior Vice Presidents of Foodservice Operations) are eligible to participate. See “Management Incentive Plan, Supplemental Performance Based Bonus Plan and Related Agreements” on page 28.

Stock Election and Matching Grant

The 2000 MIP, which was in effect for fiscal 2006, provided that participants could voluntarily elect to receive up to 40% of their annual incentive bonus in the form of SYSCO Common Stock, based on a per-share price equal to the closing price on the New York Stock Exchange of SYSCO Common Stock on the last trading day of the fiscal year for which the MIP bonus was calculated. If such election was made, the participant was awarded additional matching shares on the basis of one additional share for each two shares received in accordance with the foregoing election.

Under the 2000 MIP, participants who elected to receive a portion of their bonus in Common Stock in lieu of cash and received additional matching shares were entitled to receive additional cash equal to the product of:

•	the value of such matching shares received by the participant (based on the closing price of such shares on the last trading day of the fiscal year), and

•	the effective tax rate applicable to SYSCO.

Restricted shares issued under the MIP are not transferable by the recipient for two years following issuance and are subject to certain repurchase rights on the part of SYSCO or forfeiture upon demand by SYSCO in the event of the termination of the participant’s employment other than termination of employment due to death, normal retirement or disability.

Under the 2005 MIP, which is in effect for fiscal 2007 and later years, participants will receive an automatic 28% stock match of their MIP bonus, if any, and will no longer be able to elect to receive a portion of their bonus in SYSCO Common Stock. No tax minimization payments will be made under the 2005 MIP.

Deferred Compensation Election

MIP participants may defer up to 40% of their annual incentive bonus (without considering any election to receive a portion of the bonus in stock for fiscal 2006) under the current Executive Deferred Compensation Plan (“EDCP”). MIP participants may also elect to defer all or a portion of their salary under the EDCP. MIP participants who defer may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield plus 1%, with respect to amounts deferred. Amounts deferred under the EDCP are generally payable upon death, disability, retirement or termination of employment pursuant to distribution elections made under the EDCP.

For fiscal 2006 deferrals of up to 20% of the annual incentive bonus, the EDCP currently provides for SYSCO to credit the participant’s deferred compensation account in an amount equal to 15% of the amount deferred. This matching credit and associated earnings, which accrue interest at a rate equal to Moody’s Average Corporate Bond Yield plus 1%, fully vest upon the earliest to occur of:

•	the 10th anniversary of the date the matching payment is credited to the participant’s account;

•	the participant’s reaching age 60;

•	the death or permanent disability of the participant; or

•	a change in control of SYSCO.

The matching credit and associated earnings not otherwise fully vested under one of the above provisions may vest under an alternative schedule when the participant is at least age 55 and has participated in the MIP for at least 15 years. Once such minimum requirements are satisfied, the vesting percentage is based on the sum of the participant’s full years of age plus full years of MIP participation, with percentages ranging from 50% when a participant’s age plus years of service equal 70 to 100% when a participant’s age plus years of service equal 80.

Stock Options

After reviewing the Company’s overall compensation strategy, the Compensation Committee has determined that option grants may be made at the discretion of the Committee in fiscal years following a fiscal year in which annual Management Incentive Plan bonuses were not paid to senior executives as a result of the Company’s failure to meet the Management Incentive Plan performance criteria. Although the Company did grant options to senior executives in two years in which they did not earn bonuses during the 1980s, since 1994 the Compensation Committee of the Board of Directors has indicated that its practice is to consider issuing options on a performance basis; that is, only in years when participants in the Company’s Management Incentive Plan have earned a bonus. However, options are only one part of the Company’s multi-faceted compensation program used to strengthen short-term, mid-term and long-term performance. In general, the Company’s cash bonus plans are based on the Company’s overall annual financial performance. In contrast, the Committee believes that the determination of whether to grant options should take into consideration a number of other criteria relating to the Company’s long-term performance, including (but not limited to) the Company’s sales, gains in market share, implementation of the Company’s strategy and long-range plans, acquisitions and similar items, as well as the Company’s overall performance. The Compensation Committee believes that considering such factors will benefit employee retention and insure that longer term strategic initiatives are not compromised in pursuit of short-term profitability. Such longer-term focus will benefit the Company and its shareholders.

The Committee has not historically considered the current number of outstanding options held by an individual when making its grant decisions.

2004 Stock Option Plan.  The 2004 Stock Option Plan (the “2004 plan”) was approved by stockholders and became effective in November 2004. The Committee administers the 2004 plan which provides for the grant of stock options only; restricted stock is not authorized to be issued under the 2004 plan. The 2004 plan limits the number of shares that may be issued in any given year to 1.5% of common shares outstanding on the first day of the fiscal year in which grants are made. The 2004 plan also limits the number of options that may be granted to any named executive officer in any given year to 200,000. The 2004 plan prohibits repricing, discounted stock options, reload stock options and material changes without stockholder approval. Options will have a maximum term of seven years and will be subject to a minimum ratable vesting period of three years. Shares which are cancelled or forfeited from prior plans will not be again available for grant under the Plan. In the event of a change of control, the 2004 plan provides that all outstanding options would vest and become fully exercisable.

In September 2005, approximately 4,827,500 options were granted to approximately 1,200 employees, including the then executive officers, under the 2004 plan. Of the total options granted in September 2005, an aggregate of 876,000 options were granted to the then executive officers. Options granted to the Named Executive Officers represented approximately 7% of all options granted. All of the options granted in September 2005 have an exercise price of $33.01, a seven-year term and, except for options granted to first-time MIP participants, vest ratably over a five-year period. Those options granted to first-time MIP participants vest ratably over a three-year period beginning in September 2008.

In September 2006 (fiscal 2007), approximately 6,504,200 options were granted to approximately 1,600 employees, including the executive officers, under the 2004 plan. Of the total options granted in September 2006, an aggregate of 594,000 options were granted to the executive officers. Options granted to the Named Executive Officers represented approximately 8% of all options granted. All of the options granted in September 2006 have an exercise price of $31.70, a seven-year term and, except for options granted to first-time MIP participants, vest ratably over a five-year period. Those options granted to first-time MIP participants vest ratably over a three-year period beginning in September 2009. As of September 12, 2006, there were approximately 12,179,000 shares remaining available for grant under the 2004 Stock Option Plan.

In September 2005 (fiscal 2006), Mr. Schnieders received an option grant under the 2004 plan to purchase 140,000 shares at an exercise price of $33.01 per share. These options have a Black-Scholes grant date present value of $1,129,800. In September 2006 (fiscal 2007), he also received a grant under the 2004 plan to purchase 140,000 shares at an exercise price of $31.70 per share.

Long-Term Incentive Cash Plan

In September 2004, the Committee recommended and the Board approved the SYSCO Corporation 2004 Long-Term Incentive Cash Plan (the “LTICP”) pursuant to which the executive officers and other key employees have the opportunity to receive cash incentive payments based on a performance measurement period of at least three years. At the beginning of each performance period, participants may be granted a number of performance units, the value of which is established at that time by the Committee. A participant’s cash incentive payments under the LTICP are based on the number of performance units granted to the participant, the value of the participant’s performance units, and a percentage (established by the Committee) that correlates to the level of performance that is achieved under performance criteria set by the Committee. The Committee believes that the design of the LTICP focuses the Company’s executive officers and other key employees on SYSCO’s long-term financial success. The LTICP also reduces the use of option grants and their dilutive effect.

The performance criteria set by the Committee for the three-year period ending June 30, 2007 are based on the participant’s supervised operations with respect to the following: (i) for operating company participants, the average increase in the supervised operations’ operating pre-tax earnings over the performance period, and (ii) for corporate participants, the average increase in SYSCO’s net after-tax earnings per share over the performance period. The performance criteria set by the Committee for the three-year period ending June 28, 2008 and the three-year period ending June 27, 2009 are based on the participant’s supervised operations with respect to the following: (i) for operating company participants, the average increase in the supervised operations’ operating pre-tax earnings and sales growth (sales are adjusted for inflation and deflation) over the performance period, and (ii) for corporate participants, the average increase in SYSCO’s net after-tax earnings per share and sales growth (sales are adjusted for inflation and deflation) over the performance period.

In September 2004 (fiscal 2005), the Committee approved grants of performance units under the LTICP that could result in a maximum aggregate payout after the end of the three-year performance period that includes fiscal years 2005 through 2007 of $23,454,375. Mr. Schnieders’ grant with respect to the 2005 through 2007 performance period has a maximum potential value of $4,147,500.

In September 2005 (fiscal 2006), the Committee approved grants of performance units under the LTICP that could result in a maximum aggregate payout after the end of the three-year performance period that includes fiscal years 2006 through 2008 of $24,808,875. Mr. Schnieders’ grant with respect to the 2006 through 2008 performance period has a maximum potential value of $5,880,000.

In September 2006 (fiscal 2007), the Committee approved grants of performance units under the LTICP that could result in a maximum aggregate payout after the end of the three-year performance period that includes fiscal years 2007 through 2009 of $22,391,250. Mr. Schnieders’ grant with respect to the 2007 through 2009 performance period has a maximum potential value of $5,880,000.

Other Benefits

Executive officers also participate in SYSCO’s regular employee benefit programs, which include a pension plan, a 401(k) plan, group medical and dental coverage, group life insurance and other group benefit plans. Executive officers are also provided with additional life insurance benefits, as well as long-term disability coverage. Further details with respect to SYSCO’s tax-qualified pension plan are provided on pages 30 and 31.

In addition, MIP participants are provided with a Supplemental Executive Retirement Plan (the “SERP”) which is currently designed, generally, to provide post-retirement annual payments equal to 50%, subject to certain years of service and age requirements, of a qualified participant’s final average annual compensation, in combination with other retirement benefits. Other retirement benefits include any benefit received from SYSCO’s pension plan (or similar qualified plan of an acquired company), employer provided benefits from SYSCO’s 401(k) plan (or similar qualified plan of an acquired company) and Social Security.

MIP participants, including the executive officers, are encouraged to have their spouses accompany them at dinners and other functions in connection with certain business meetings and other corporate sponsored events, and SYSCO pays, either directly or by reimbursement, all expenses associated with their travel to and attendance at these business-related functions. The Company owns fractional interests in private aircraft which are made available to executive officers and other employees for business use. Spouses may from time to time receive flights on these aircraft in connection with travel to a business-related function.

Executive officers, as well as many other employees who travel for business purposes, are reimbursed for their membership in travel clubs and may receive travel credits that may be used for personal travel. Officers, as well as many other employees, are provided with cell phones and PDA devices which are paid for by the Company and which are intended primarily for business use. All employees, including executive officers, are also entitled to receive discounts on all products carried by the Company and its subsidiaries.

Stock Ownership Guidelines for Executive Officers

The Company’s Corporate Governance Guidelines provide that after three years of service as an executive officer, such individuals are expected to continuously own a minimum number of shares equal in value to 200% of their base salary. Except for Mr. Carrig, all of the executive officers listed on page 13 who have served as executive officers for at least three years met this requirement as of September 12, 2006. In September 2006, the Board of Directors waived the stock ownership guidelines with respect to Mr. Carrig on the condition that he will be in compliance with the requirement within 18 months.

Severance Agreements

In May 2004, the Committee approved Severance Agreements for Messrs. Schnieders, Stubblefield, Accardi and Spitler. The Severance Agreements are described on pages 29 and 30.

Income Deduction Limitations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally sets a limit of $1 million on the amount of compensation (other than certain “performance-based” compensation that complies with the requirements of Section 162(m)) that SYSCO may deduct for federal income tax purposes in any given year with respect to the compensation of each of the Named Executive Officers. The Committee has determined, after reviewing the effect of Section 162(m), that our general policy will be to structure the performance-based compensation arrangements (other than the Supplemental Performance-Based Bonus Plan) for such Named Executive Officers to satisfy Section 162(m)’s conditions for deductibility, to the extent feasible and taking into account all relevant considerations. However, the Committee also believes that the Company needs flexibility to meet its incentive and retention objectives, even if the Company may not deduct all of the compensation paid to the Named Executive Officers. In the analysis given to the Committee by its compensation consultant, it was determined that Mr. Schnieders was at or below the 25th percentile for the Company’s peer group and industry group. The Committee granted Mr. Schnieders a 2.4% raise from $1,050,000 to $1,075,000. effective January 1, 2006 in order to remain competitive under its compensation parameters. The Committee determined that the additional base compensation is appropriate even if the additional funds would not be deductible under Section 162(m) of the Code. Furthermore, amounts paid under the supplemental bonus plan (described above under “Supplemental Performance Based Bonus Plan and Agreement”) do not qualify as “performance based compensation” under Section 162(m) of the Code. In approving the plan, the Committee concluded that the importance of aligning a portion of the executive officers’ compensation with additional performance goals not taken into account under the MIP, combined with the desirability of preserving a certain level of Committee discretion over the total amount of the executives officers’ bonus payments, outweighed the potential cost to the Company that could result from the non-deductibility of any compensation paid under such plan.

COMPENSATION COMMITTEE

  John M. Cassaday,
  Chairman
  Richard G. Merrill
  Richard G. Tilghman
  Jackie M. Ward

FORMER MEMBER OF COMPENSATION
  COMMITTEE

  Phyllis S. Sewell
  (served during fiscal 2006 until March 1, 2006)

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to the Chief Executive Officer, the four other most highly compensated executive officers of SYSCO and its subsidiaries employed at the end of fiscal 2006 whose total annual salary and bonus exceeded $100,000 for the fiscal year ended July 2, 2006, and two additional individuals who were executive officers for a portion of the fiscal year ended July 2, 2006 and are required to be included by SEC regulations (collectively, the “Named Executive Officers”).

					Long-Term Compensation
	Annual Compensation				Restricted	Securities
				Other Annual	Stock	Underlying	All Other
	Fiscal		Bonus($)	Compensation($)	Awards($)	Options(#)	Compensation($)
Name And Principal Position	Year	Salary($)	(1)	(2)	(1)(3)	(4)	(5)

Richard J. Schnieders	2006	$1,062,500	—	—	—	140,000	$83,464
Chairman, Chief Executive	2005	981,250	$1,758,335	—	$1,235,400	85,000	270,784
Officer and President	2004	912,500	1,887,835	—	1,673,080	90,000	370,544
John K. Stubblefield, Jr.	2006	580,000	—	—	—	73,000	81,400
Executive Vice President,	2005	547,083	753,311	—	670,661	40,000	175,388
Finance and Chief	2004	532,500	1,055,245	—	935,215	70,000	246,735
Financial Officer
Larry J. Accardi	2006	547,500	—	—	—	73,000	40,272
Executive Vice President,	2005	526,250	713,672	—	635,354	40,000	133,710
Contract Sales and	2004	512,500	1,016,548	—	900,868	70,000	187,324
President, Specialty Distribution Companies
Kenneth F. Spitler	2006	547,500	—	—	—	73,000	55,402
Executive Vice President,	2005	526,250	713,672	—	635,354	40,000	148,938
President of North American	2004	512,500	1,016,548	—	900,868	70,000	204,776
Foodservice Operations
Larry G. Pulliam	2006	510,000	—	—	—	73,000	27,128
Executive Vice President,	2005	440,417	660,833	—	588,265	26,000	120,988
Merchandising Services	2004	425,000	842,256	—	746,460	45,000	152,717
Stephen F. Smith*	2006	455,000	194,525	—	173,092	39,000	59,030
Senior Vice President,	2005	436,250	467,324	—	416,005	26,000	91,400
Foodservice Operations	2004	425,000	717,280	—	635,657	45,000	138,004
James E. Lankford*	2006	465,000	187,873	—	167,194	39,000	49,580
Senior Vice President,	2005	455,416	567,944	—	505,579	26,000	97,462
Foodservice Operations	2004	447,500	770,773	—	683,089	45,000	128,226

*	Messrs. Smith and Lankford, who were executive officers for a portion of fiscal 2006, are included in the Summary Compensation Table as Named Executive Officers. Although Messrs. Smith and Lankford still hold the offices indicated above, as of May 12, 2006 it was determined that they did not actually perform policy making functions and should no longer be deemed executive officers for purposes of filings under the Securities Exchange Act of 1934. However, for the sole purpose of this Proxy Statement, each of Messrs. Smith and Lankford is still considered to be a Named Executive Officer of the Company, as required by SEC regulations.

(1)	Pursuant to the 2000 Management Incentive Plan and Executive Deferred Compensation Plan, each of the Named Executive Officers was eligible for fiscal years 2004, 2005 and 2006 to voluntarily elect to receive up to 40% of his bonus in restricted stock and to defer up to 40% (calculated prior to any election to receive stock). These elections, if made, entitled the participant to receive additional stock and cash pursuant to the match features of these plans as follows: (a) one additional share for each two shares elected to be received in lieu of cash, (b) additional cash to minimize the tax effect of matching shares received in lieu of cash, and (c) for deferrals of up to 20%, a credit to the participant’s deferred compensation account in an amount equal to a specified percentage (50% in fiscal 2004 and 2005 and 15% in fiscal 2006) of the amount deferred. The terms of these plans are described in more detail in the Report of the Compensation Committee beginning on page 17.

The amounts reported in the “Bonus” column include amounts paid in cash and amounts deferred by each of the Named Executive Officers. The “Bonus” column also includes cash received to minimize the tax effect of any additional shares received pursuant to the match feature of the 2000 Management Incentive Plan. The components of the amounts reported in the “Bonus” column for Messrs. Smith and Lankford in fiscal 2006 are set forth below:

	Cash Portion of	Cash Tax	Deferred	Bonus Column
Name	Base Bonus	Effect	Amount	Amount

Smith	$115,421	$21,402	$57,702	$194,525
Lankford	111,469	20,671	55,733	187,873

The value of any shares elected to be received in lieu of cash and any matching shares is included in the “Restricted Stock Awards” column and additional information about such shares is included in footnote 3 below. Any amounts credited pursuant to the deferred match feature of the current EDCP are included in the “All Other Compensation” column and described in footnote 5 below.

For Mr. Schnieders, this column also includes a supplemental bonus of $370,629 in fiscal 2005. See “Incentive Compensation” in the Report of the Compensation Committee.

(2)	Does not include perquisites and other personal benefits because they did not exceed for any individual $50,000 in the aggregate. See “Other Benefits” in the Report of the Compensation Committee.

(3)	Each of the Named Executive Officers elected to receive a portion of his bonus in shares of restricted Common Stock pursuant to the 2000 Management Incentive Plan. Pursuant to the 2000 Management Incentive Plan, the Company made a matching grant of one additional share for each two shares received pursuant to such election. The amount presented in the “Restricted Stock Awards” column in fiscal 2006 is determined by multiplying the number of shares earned during the fiscal year by the closing price of our Common Stock on the New York Stock Exchange on the last trading day of such fiscal year.

The number of restricted shares earned by the Named Executive Officers in fiscal 2006 and issued in the first quarter of fiscal 2007 was as follows:

•	Mr. Smith, 5,664 shares, and

•	Mr. Lankford, 5,471 shares.

The aggregate number and dollar value (computed using the closing price of our Common Stock on June 30, 2006 ($30.56)) of all restricted shares held as of the last business day of fiscal 2006 by the Named Executive Officers were as follows:

•	Mr. Schnieders — 82,157 shares at $2,510,718;

•	Mr. Stubblefield — 45,375 shares at $1,386,660;

•	Mr. Accardi — 43,414 shares at $1,326,732;

•	Mr. Spitler — 43,414 shares at $1,326,732;

•	Mr. Pulliam — 37,678 shares at $1,151,440;

•	Mr. Smith — 29,742 shares at $908,916; and

•	Mr. Lankford — 33,576 shares at $1,026,082.

The restricted shares are not transferable by the recipient for two years following issuance and are subject to certain repurchase rights on the part of SYSCO in the event of the employee’s death or termination of employment other than by normal retirement or disability. The recipient receives dividends on the shares during the two-year restricted period.

(4)	Information regarding stock options granted to the Named Executive Officers in fiscal 2006, including the Black-Scholes grant date present value, is included below under “Stock Option Grants.”

(5)	The amounts reported in the “All Other Compensation” column include the following:

•	a SYSCO match equal to a specified percentage (50% in fiscal 2004 and 2005 and 15% in fiscal 2006) of the first 20% of the annual incentive bonus which each individual elected to defer under the Executive Deferred Compensation Plan (the terms of this plan are described in more detail in the Report of the Compensation Committee beginning on page 17);

•	the amount paid for term life insurance coverage for each individual;

•	the amount paid for 401(k) Plan matching contributions during the fiscal year; and

•	above-market interest credited to deferred compensation account balances as of June 30 of each fiscal year (above-market interest is the amount by which the interest actually earned on deferred account balances during the year exceeded the interest that would have been earned based on an interest rate equal to 120% of the applicable federal long-term rate as provided in Section 1274(d) of the Code on a compounded basis), which amounts are set forth below:

						All Other
	Fiscal	Deferred	Term Life	401(k)	Above-Market	Compensation
Name	Year	Match	Insurance	Contributions	Interest	Total

Schnieders	2006	—	$907	$2,625	$79,932	$83,464
	2005	$205,905	907	6,625	57,347	270,784
	2004	278,850	871	6,000	84,823	370,544
Stubblefield	2006	—	907	2,800	77,693	81,400
	2005	111,777	907	6,500	56,204	175,388
	2004	155,870	868	6,000	83,997	246,735
Accardi	2006	—	907	n/a	39,365	40,272
	2005	105,894	907	n/a	26,909	133,710
	2004	150,150	854	n/a	36,320	187,324
Spitler	2006	—	907	2,800	51,695	55,402
	2005	105,894	907	6,500	35,637	148,938
	2004	150,150	854	6,000	47,772	204,776
Pulliam	2006	—	885	2,675	23,568	27,128
	2005	98,050	779	6,500	15,659	120,988
	2004	124,410	727	7,525	20,055	152,717
Smith	2006	28,851	801	n/a	29,378	59,030
	2005	69,338	773	n/a	21,289	91,400
	2004	105,947	727	n/a	31,330	138,004
Lankford	2006	27,866	816	4,516	16,382	49,580
	2005	84,268	802	2,048	10,344	97,462
	2004	113,850	759	6,000	7,617	128,226

Stock Option Grants

The following table provides information regarding stock option grants during fiscal 2006 to the Named Executive Officers. We have never granted any stock appreciation rights to executive officers.

Option Grants in Fiscal 2006

		Percentage of
		Total Options
	Number of Securities	Granted to	Exercise or		Grant Date
	Underlying Options	Employees in	Base Price	Expiration	Present
Name	Granted(#)(1)	Fiscal 2006	($/Share)	Date	Value($)(2)

Schnieders	140,000	2.9%	$33.01	9/7/2012	$1,129,800
Stubblefield	73,000	1.5%	33.01	9/7/2012	589,110
Accardi	73,000	1.5%	33.01	9/7/2012	589,110
Spitler	73,000	1.5%	33.01	9/7/2012	589,110
Pulliam	73,000	1.5%	33.01	9/7/2012	589,110
Smith	39,000	0.8%	33.01	9/7/2012	314,730
Lankford	39,000	0.8%	33.01	9/7/2012	314,730

(1)	The options granted to the Named Executive Officers during fiscal 2006 vest 20% per year for five years on the anniversary date of grant.

(2)	We determined the hypothetical grant date present value for the options of $8.07 per share using a modified Black-Scholes pricing model. In applying the model, we assumed a volatility of 23%, a 3.9% risk-free rate of return, a dividend yield at the date of grant of 1.40%, and a 5-year expected option life. We did not assume any option exercises or risk of forfeiture during the 5-year expected option life. Had we done so, such assumptions could have reduced the reported grant date value. The actual value, if any, an executive may realize upon exercise of options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized, if any, will be at or near the value estimated by the modified Black-Scholes model.

Stock Option Exercises and Fiscal Year-End Values

The following table provides information with respect to aggregate option exercises in the last fiscal year and fiscal year-end option values for the Named Executive Officers.

Aggregated Option Exercises in Fiscal 2006 and
Fiscal Year-End Option Values

			Number of Securities		Value Of Unexercised
	Shares		Underlying Unexercised		In-The-Money Options at
	Acquired on	Value	Options at July 1, 2006(#)		July 1, 2006($)(2)
Name	Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Schnieders	n/a	n/a	353,000	273,000	$1,676,002	$24,930
Stubblefield	32,000	$784,038	308,000	148,000	2,025,027	—
Accardi	n/a	n/a	315,000	157,000	2,367,806	24,930
Spitler	9,648	259,652	271,000	157,000	2,009,792	24,930
Pulliam	n/a	n/a	169,200	130,800	1,272,167	24,930
Smith	n/a	n/a	121,643	96,800	313,426	24,930
Lankford	3,872	87,701	186,728	96,800	986,707	24,930

(1)	Computed based on the difference between the closing price of the Common Stock on the day of exercise and the exercise price.

(2)	Computed based on the difference between the closing price on June 30, 2006 and the exercise price.

Long Term Incentive Cash Plan

The following table provides information regarding long-term incentive awards granted during fiscal 2006 to the Named Executive Officers under the 2004 Long-Term Incentive Cash Plan (“LTICP”).

Long-Term Incentive Plans — Awards in Last Fiscal Year

		Performance or
	Number of Shares,	Other Period	Estimated Future Payouts Under Non-Stock
	Units or Other	Until Maturation	Price-Based Plans
Name	Rights(#)	or Payout	Threshold($)	Target($)	Maximum($)

Schnieders	112,000	7/3/2005-6/28/2008	$1,960,000	$3,920,000	$5,880,000
Stubblefield	10,500	7/3/2005-6/28/2008	183,750	367,500	551,250
Accardi	10,500	7/3/2005-6/28/2008	183,750	367,500	551,250
Spitler	10,500	7/3/2005-6/28/2008	183,750	367,500	551,250
Pulliam	10,500	7/3/2005-6/28/2008	183,750	367,500	551,250
Smith	5,600	7/3/2005-6/28/2008	98,000	196,000	294,000
Lankford	5,600	7/3/2005-6/28/2008	98,000	196,000	294,000

A participant’s cash incentive payments under the LTICP are based on the number of performance units granted to the participant, the value of the participant’s performance units, and a percentage (established by the Compensation Committee) that correlates to the level of performance that is achieved under performance criteria set by the Committee. The performance criteria set by the Committee for corporate participants for the three-year period ending June 28, 2008 are based on the average increase in SYSCO’s net after-tax earnings per share and sales growth (sales are adjusted for inflation and deflation) over the performance period. The performance criteria set by the Committee for the operating participants for the three-year period ending June 28, 2008 are based on the average increase in the supervised operations’ operating pre-tax earnings and sales growth (sales are adjusted for inflation and deflation) over the performance period.

Management Incentive Plan, Supplemental Performance Based Bonus Plan and Related Agreements

As described in the Report of the Compensation Committee above, SYSCO will provide annual incentive compensation to all executive officers for fiscal year 2007 through the SYSCO Corporation 2005 Management Incentive Plan. Participants in the MIP include all of SYSCO’s corporate officers (including the executive officers) and senior management (generally the presidents and executive vice presidents) of SYSCO’s operating companies. The MIP (and the related agreements with each of the executive officers) are designed to offer opportunities for compensation that is tied directly to our performance. In addition, the MIP and related agreements are designed to foster significant equity ownership in SYSCO by the executive officers and all other participants in the MIP. MIP bonuses earned during the fiscal year are paid during the first quarter of the following fiscal year.

The bonus determination for the Company’s corporate executive officers for fiscal year 2007 is based on a two-part formula. The first component of the bonus is awarded to the corporate executive officers only if the company achieves specified earnings per share increases over fiscal 2006 and also achieves certain return on equity targets. This portion of the bonus is calculated by multiplying 70% of the executive officer’s base salary by a percentage determined based upon the levels of earnings per share increases and return on equity achieved by the Company as a whole. The second component of the bonus is awarded to the corporate executive officers only if at least 20 operating divisions and/or subsidiaries obtain certain return on capital targets and all operating divisions and subsidiaries that obtain the target return on capital employ at least half of the aggregate total capital of all Company operating divisions or subsidiaries. This portion of the bonus is calculated by multiplying the executive’s base salary by 9.0% with respect to the first 20 operating divisions or subsidiaries that obtain a target return on capital and by an additional 1.5% for each additional operating division or subsidiary that obtains the target return on capital.

The corporate executive officers will not receive any bonus unless the Company meets certain minimum targets with respect to earnings per share and return on stockholder’s equity. There is no maximum on the amount of bonus that may be earned, except that executives are not entitled to receive an annual bonus amount in excess of 1% of the Company’s earnings before income taxes, as publicly disclosed in the “Consolidated Results of Operations” section of the Company’s Form 10-K for fiscal 2007 to be filed with the Securities and Exchange Commission.

For senior vice presidents of foodservice operations, a portion of their bonus determination for fiscal year 2007 is based upon the two-part calculation set forth above, and a portion is based upon the aggregate financial results of those operating subsidiaries or divisions for which the senior vice president is responsible. The second portion is based upon the interplay between the aggregate percentage increase in pretax earnings and operating pretax earnings of their supervised operations and the aggregate return on capital of their supervised operations, adjusted in certain instances for operating companies that are involved in SYSCO’s facility expansion (“fold-out”) program.

On June 9, 2006, in connection with its continuous re-evaluation of SYSCO’s pay-for-performance compensation strategy, the Company adopted the 2006 Supplemental Performance Based Bonus Plan (the “Supplemental Plan”). The Supplemental Plan, together with related agreements between the Company and each of the executive officers, will result in an adjustment to the structure of the annual incentive pay of Richard J. Schnieders, the Company’s President, Chief Executive Officer and Chairman of its Board of Directors, and the Company’s Executive and Senior Vice Presidents, including Senior Vice Presidents of Foodservice Operations. The Supplemental Plan supersedes the Company’s 2004 Supplemental Performance Based Bonus Plan for its Chief Executive Officer. The purpose of the Supplemental Plan is to increase stockholder value and to advance the interests of SYSCO and its subsidiaries by aligning a portion of each executive’s overall compensation package to his or her individual performance, or in certain cases participation in team performance, by making adjustments to such executive’s compensation as set forth in the Supplemental Plan, in order to provide financial incentives for performance that “exceeds expectations,” and disincentives for performance that is “below expectations.”

Under the Supplemental Plan, the Compensation Committee shall from time to time establish certain performance goals by which to measure the performance of the Participants (the “Performance Goals”). After the end of the fiscal year, the Compensation Committee, or such person or persons designated by the Committee, shall complete an evaluation of each executive’s performance for such fiscal year, which may include an evaluation of the executive’s individual performance against the Performance Goals as well as an evaluation of the collective performance of certain designated participants under the Supplemental Plan based on the collective participants’ alignment with the strategy initiatives of the Company and the Company’s fiscal year goals. Based on the evaluation with respect to the Performance Goals, the compensation of the executive will be adjusted, in the sole discretion of the Committee, as described in the following sentences. If the executive’s performance “exceeds expectations,” the executive will be entitled to receive a cash bonus under the Supplemental Plan of up to 25% (as determined by the Compensation Committee in its sole and absolute discretion) of the executive’s bonus under the MIP with respect to that Fiscal Year. However, if the executive’s performance is “below expectations,” the executive’s MIP Bonus will be reduced by up to 25%. If the Participant’s performance “meets expectations,” the Participant will neither receive an additional bonus under the Supplemental Plan nor have his or her MIP Bonus reduced.

Any bonus under the Supplemental Plan will be paid solely under such plan, not the MIP, and would be included in the calculation of that portion of the executives’ compensation that is subject to the $1 million dollar cap placed on certain compensation deductions allowed to be taken by SYSCO under Section 162(m) of the Internal Revenue Code. This means that based on the executives’ overall compensation packages, it is likely that any such bonuses would not be deductible. An executive will not receive any payment under the Supplemental Plan if he does not also earn a bonus under the MIP.

Severance Agreements

In May 2004, the Compensation Committee approved, and the Board of Directors ratified, Severance Agreements for the benefit of Messrs. Schnieders, Stubblefield, Accardi and Spitler.

Termination For Cause.  Under the terms of these agreements, if the executive officer’s employment is terminated by reason of death or permanent disability, by the Company for cause, or by the executive officer without good reason, he is entitled to receive (i) a payment equal to his base salary through the date of death or termination to the extent not already paid, (ii) his actual earned bonus for any period not already paid, (iii) accrued but unused vacation, and (iv) reimbursable business expenses.

Termination Without Cause or For Good Reason.  If the executive officer’s employment is terminated by the Company without cause, or by the executive officer for good reason (as those terms are defined in the Severance Agreements), the executive officer will be entitled to receive (i) accrued base salary through the date of termination, (ii) his actual earned bonus for any period not already paid, (iii) accrued but unused vacation, (iv) reimbursable business expenses, and (v) an amount, payable in 24 equal monthly installments, equal to the sum of two years’ base salary plus two years’ MIP bonus before any elective deferrals (based on his average MIP bonus for the last five years). In addition, if the termination occurs prior to the end of a year as to which the Company determines that the executive officer would have earned a bonus but for the termination, the executive officer shall receive a pro rata share of the cash portion of the bonus he would have earned (excluding deferred or matching amounts). If the termination occurs before age 60, for purposes of the SERP the executive officer will be treated as if he retired at age 60 and will receive a SERP benefit equal to the greater of (1) the benefit calculated using the alternative vesting schedule under the SERP as a result of his age plus years of MIP participation exceeding 70, or (2) the benefit calculated as if executive were 50% vested. The executive officer will also receive a lump sum payment equal to 100% of his unvested and vested benefits under the EDCP, including deferrals and company matches thereon.

Excise Taxes.  The Severance Agreements also provide that if the executive officer incurs excise tax due to the application of Section 280G of the Internal Revenue Code of 1986 regarding golden parachute payments, the executive officer is entitled to an additional cash payment so that he will be in the same after-tax position as if the excise tax were not applicable.

General.  The Severance Agreements prohibit the executive officers from competing with the Company or directly or indirectly soliciting customers or employees for a period of two years after termination. The Severance Agreements also require each executive officer to release any claims against SYSCO and its affiliates.

Retirement Plan

We have a defined benefit retirement plan (the “Retirement Plan”) that was most recently amended and restated on November 19, 2001, generally effective as of January 1, 1997 with various provisions having different effective dates, as required by various laws. The amended and restated Retirement Plan also incorporated certain discretionary changes in plan provisions effective May 15, 1998 and April 1, 2000. The restated Retirement Plan was further amended effective January 1, 2002, January 1, 2003, January 1, 2004, October 1, 2004, March 28, 2005, July 1, 2005, and July 3, 2005 in order to comply with various laws and regulations or other guidance published by the Internal Revenue Service and the U.S. Department of Labor, to clarify and simplify the Retirement Plan’s administration, and to add to the Retirement Plan’s coverage (i) new participating employers, and (ii) groups of employees newly eligible pursuant to the terms of certain collective bargaining agreements. In addition to benefits accrued to date which are set forth below, each Named Executive Officer will accrue benefits in the future in accordance with the table below:

Pension Plan Table (1)(2)(3)

Career Average Compensation Earned	Years of Credited Service
On And After July 2, 2006(4)	10	15	20	25	30	35

$100,000	$15,000	$22,500	$30,000	$37,500	$45,000	$52,500
150,000	22,500	33,750	45,000	56,250	67,500	78,750
200,000	30,000	45,000	60,000	75,000	90,000	105,000
250,000	37,500	56,250	75,000	93,750	112,500	131,250

(1)	Assumes the annual benefit is payable for five years certain and life thereafter and that retirement age is 65. Retirement Plan benefits are not subject to reduction by Social Security or any other offsets.

(2)	Current law and regulations limit retirement benefits to $172,861 for calendar 2006 if they are payable for five years certain and life thereafter (assuming retirement age of 65). This limitation applies to total retirement benefits under the Retirement Plan as determined by adding benefits accrued with respect to periods of employment with SYSCO both before and after July 2, 2006. The Pension Plan Table does not reflect this limitation.

(3)	In addition, all MIP participants, including the Named Executive Officers, are provided with a Supplemental Executive Retirement Plan which is designed, generally, to provide annual payments to participants who satisfy certain years of service, years of MIP participation, and age requirements that, in combination with certain other retirement benefits (to the extent not derived from participant contributions to such plans) and Social Security payments available to the participant upon retirement, are equal to 50% of a participant’s final average annual compensation (as determined over the period specified in the Supplemental Executive Retirement Plan). The annual retirement benefit from the SERP is limited to $2,000,000 for fiscal year 2006 retirements. For future retirements, the annual limit is adjusted with cost-of-living adjustments.

(4)	Compensation for benefit calculation purposes is limited by law to $220,000 for calendar 2006 and later years subject to cost-of-living adjustments. Compensation limitations are not taken into account in the Pension Plan Table.

To the extent included in W-2 income, all amounts shown in the Summary Compensation Table (plus certain pre-tax contributions), other than deferred bonus and those amounts reported in the “All Other Compensation” column, are utilized to compute career average compensation, subject to the compensation limitations noted in footnote (4).

The Retirement Plan provides for an annual benefit payable monthly for five years certain and life thereafter, equal to:

•	the normal retirement benefit that accrued under the prior plan before July 2, 1989, plus

•	an amount equal to 1 1/2% of the participant’s average monthly eligible compensation (based on the participant’s W-2 earned income, plus certain pre-tax contributions) paid on and after July 2, 1989 times years and partial years of credited service performed on and after July 2, 1989.

In the event of a participant’s death while actively employed or on leave of absence or layoff status before his or her normal retirement age (age 65) or, if earlier, after becoming eligible for a benefit that has not commenced, and if the participant has five or more years of credited service, a death benefit is payable monthly to the participant’s beneficiary during a 10-year period and, if applicable, for the beneficiary’s life thereafter. The single-sum value of the death benefit is actuarially equivalent to the single-sum value of the monthly pension accrued by the deceased participant prior to his or her death or earlier termination of employment, with interest credited from the participant’s date of termination through his date of death, if applicable. The same death benefit, calculated on the single sum value of the participant’s monthly pension amount earned at the date of the participant’s death, is available to the beneficiary of a participant who dies while actively employed or on leave of absence or layoff status after his or her 65th birthday.

The Named Executive Officers had accrued the following annual benefits and credited benefit service under the Retirement Plan as of July 1, 2006:

•	Mr. Schnieders — $57,226 and 24 years;

•	Mr. Stubblefield — $45,472 and 17 years;

•	Mr. Accardi — $60,863 and 30 years;

•	Mr. Spitler — $51,382 and 19 years;

•	Mr. Pulliam — $44,335 and 19 years;

•	Mr. Smith — $52,159 and 22 years; and

•	Mr. Lankford — $57,055 and 25 years.

As of July 1, 2006, the Named Executive Officers also had anticipated future service to age 65 as follows:

•	Mr. Schnieders — 7 years;

•	Mr. Stubblefield — 5 years;

•	Mr. Accardi — 7 years;

•	Mr. Spitler — 8 years;

•	Mr. Pulliam — 14 years;

•	Mr. Smith — 9 years; and

•	Mr. Lankford — 11 years.

Stock Performance Graph

The following stock performance graph compares the performance of SYSCO’s Common Stock to the S&P 500 Index and to a peer group for SYSCO’s last five fiscal years. The members of the peer group are Nash Finch Company, Supervalu, Inc. and Performance Food Group Company.

The companies in the peer group were selected because they comprise a broad group of publicly held corporations with food distribution operations similar in some respects to our operations. Performance Food Group is a foodservice distributor and the other members of the peer group are in the business of distributing grocery products to retail supermarkets. We consider the peer group to be a more representative peer group than the “S&P Consumer Staples (Food Distributors)” index maintained by Standard & Poor’s Corporation that consists of SYSCO and Supervalu, Inc. because the peer group includes an additional foodservice distributor and represents a broader index.

The returns of each member of the peer group are weighted according to each member’s stock market capitalization as of the beginning of each period measured. The graph assumes that the value of the investment in our Common Stock, the S&P 500 Index, and the peer group was $100 on the last trading day of fiscal 2001, and that all dividends were reinvested. Performance data for SYSCO, the S&P 500 Index and for each member of the peer group is provided as of the last trading day of each of our last five fiscal years.

Cumulative Total Return

	6/29/01	6/28/02	6/28/03	7/2/04	7/2/05	7/1/06
SYSCO CORPORATION	100.00	101.43	111.71	133.86	141.79	121.41
S & P 500	100.00	82.01	82.22	97.93	104.12	113.11
PEER GROUP	100.00	133.36	133.15	147.37	167.48	157.49

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached hereto as Annex A. Messrs. Hafner, Merrill and Tilghman (Chairman) served on the Audit Committee during the full fiscal 2006 year, Mr. Cassaday served on the Audit Committee in fiscal 2006 until March 1, 2006 and each of Ms. Newcomb and Ms. Sewell has served on the Audit Committee since March 1, 2006. Each member of the Audit Committee is financially literate and each member is independent as defined in the New York Stock Exchange’s listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934. None of the Audit Committee members serve on the audit committees of more than two other companies. The Audit Committee held 13 meetings during fiscal 2006. The Board has determined that each of Mr. Hafner, Mr. Tilghman and Mr. Merrill meets the definition of an audit committee financial expert as promulgated by the Securities and Exchange Commission.

The function of the Audit Committee is to oversee and report to the Board with respect to various auditing and accounting matters, including the selection of the independent public accountants, the scope of audit procedures, the nature of all audit and non-audit services to be performed by the independent public accountants, the fees to be paid to the independent public accountants, the performance of the independent public accountants and the Company’s accounting practices and policies.

The Audit Committee has met and held discussions with management and the independent public accountants. Management represented to the Audit Committee that SYSCO’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent public accountants. The Audit Committee also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61. SYSCO’s independent public accountants provided to the Audit Committee the written disclosures and the letter required by the Independence Standards Board’s Standard No. 1, and the Audit Committee discussed with the independent public accountants that firm’s independence.

Based on the Audit Committee’s discussion with management and the independent public accountants and the Audit Committee’s review of the representations of management and the report of the independent public accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SYSCO’s Annual Report on Form 10-K for the year ended July 1, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

  Joseph A. Hafner, Jr.
  Richard G. Merrill
  Nancy S. Newcomb
  Phyllis S. Sewell
  Richard G. Tilghman, Chairman

Fees Paid to Independent Public Accountants

During fiscal 2006 and 2005, SYSCO incurred the following fees for services performed by Ernst & Young LLP:

	Fiscal 2006	Fiscal 2005

Audit Fees	$3,290,000	$3,343,900
Audit Related Fees(1)	1,284,371	164,441
Tax Fees(2)	3,513,862	2,522,612
All Other Fees	—	—

(1)	Audit related fees in fiscal 2006 included $1,000,110 related to the preparation of audited financial statements for one of the Company’s subsidiaries, $84,329 related to the Company’s shelf registration statement and prospectus supplements thereto, $81,892 for consultations regarding various accounting standards and assistance in responding to an SEC comment letter, $63,500 for consultations related to SFAS 123(R), $32,000 related to audits of the Company’s benefit plans and $22,540 for other audit-related services. Audit related fees in fiscal 2005 included $64,350 related to acquisition due diligence, $81,310 for the audit of certain benefit plans and $18,781 for other audit-related services.

(2)	Tax fees in fiscal 2006 included $2,599,223 related to the income tax compliance outsourcing arrangement with the Company’s independent auditor, $788,301 with respect to various tax examinations, $85,000 for a transfer pricing study and $41,338 related to a review of the Company’s international legal structure. Tax fees in fiscal 2005 included $2,493,874 related to the income tax compliance outsourcing arrangement with the Company’s independent auditor and $28,738 in other tax compliance and audit defense assistance.

Pre-Approval Policy

In February 2003, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services, including audit services and permissible audit related, tax and non-audit services, to be provided by Ernst & Young LLP to the Company, be pre-approved by the Audit Committee. All of the services performed by Ernst & Young in fiscal 2006 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures. During fiscal 2006, Ernst & Young did not provide any services prohibited under the Sarbanes-Oxley Act.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS
ITEM NO. 2 ON THE PROXY CARD

The Audit Committee of the Board has appointed Ernst & Young LLP as SYSCO’s independent accountants for fiscal 2007. Ernst & Young LLP has served as the Company’s independent public accountants providing auditing, financial and tax services since their engagement in fiscal 2002. In determining to appoint Ernst & Young, the Audit Committee carefully considered Ernst & Young’s past performance for the Company, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

Although the Company is not required to seek ratification, the Audit Committee and the Board believe it is sound corporate governance to do so. If stockholders do not ratify the appointment of Ernst & Young, the current appointment will stand, but the Audit Committee will consider the stockholders’ action in determining whether to appoint Ernst & Young as the Company’s independent accountants for fiscal 2008.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of independent accountants for fiscal 2007.

PROPOSAL TO APPROVE MAJORITY VOTING FOR THE ELECTION OF DIRECTORS
ITEM NO. 3 ON THE PROXY CARD

The following proposal was submitted by the United Brotherhood of Carpenters Pension Fund, which has given notice that it intends to present for action at the Annual Meeting the resolution described below. Pursuant to Rule 14a-8(l)1) promulgated under the Securities Exchange Act of 1934, the Company will provide the name, address and number of Company securities held by the proponent of this proposal promptly upon receipt of a written or oral request.

Director Election Majority Vote Policy Proposal

Resolved: That the shareholders of Sysco Corporation (“Company”) request that the Board of Directors implement a majority vote policy by taking the following actions:

1. Initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to establish a majority vote standard that provides that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders;

2. Retain a plurality vote standard for director elections in which the number of director nominees exceeds the number of board seats;

3. Establish post-election policies and procedures to address the status of any director nominee that fails to be elected; and

4. Disclose the post-election policies in the proxy statement.

Supporting Statement:

In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard as permitted by Delaware corporate law. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. In contested elections, in which shareholders have a choice among competing candidates, the current plurality vote system is effective. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards.

Under Delaware law, if a majority vote standard were in place, an incumbent director that fails to receive a majority vote would not be elected, but would continue to hold office “until such director’s successor is elected and qualified or until such director’s earlier resignation or removal.” That is, an incumbent director that fails to be elected continues to hold office as a “holdover” director. These potential election outcomes highlight the need for boards to develop post-election policies and procedures that might include the following elements:

•	A clear timetable for all decision-making regarding a nominee’s status.

•	A process for determining a nominee’s status that is managed by the independent directors and that excludes the nominee in question.

•	A range of outcomes that would be considered concerning the nominee (e.g., accept resignation offer, retain the director with restrictions, address the underlying cause of the votes against, etc.)

•	Prompt disclosure (via SEC filing) of the final decision regarding the nominee’s status and a full explanation of how the decision was reached.

We note that in response to strong shareholder support for a majority vote standard, a number of companies, while maintaining the plurality standard, have adopted director resignation policies that purport to address the status of elected board nominees that receive a majority of “withhold” votes. We believe that these director resignation policies, since they use a plurality vote standard, are wholly inadequate responses to the call for adoption of a majority vote standard.

THE BOARD OF DIRECTORS’ RESPONSE

The Board of Directors makes no recommendation with respect to the stockholder proposal regarding election of directors by a majority vote.

The Company is incorporated in Delaware, and plurality voting has historically been the standard method for electing directors under Delaware state law. The Board understands that the current trend in corporate governance is to replace plurality voting with a majority vote standard in uncontested director elections, as requested by this stockholder proposal. The Company and its representatives have recently had a number of conversations with representatives of the proposal’s proponent (the United Brotherhood of Carpenters Pension Fund), as well as representatives of the International Brotherhood of Teamsters, the American Federation of State, County and Municipal Employees and other stockholders regarding several corporate governance matters. We look forward to having continued conversations with such stockholders in the future. The Board also understands that there is merit to having a voting standard whereby nominees for director who are not supported by a majority of votes cast in an election will not be elected to serve as members of the Board of Directors. After consideration of the current climate regarding corporate governance practices, the Board believes that the adoption of a majority vote standard in the election of directors has significant merit.

At the same time, there are many technical and legal issues involved in implementing a majority vote standard under current law and the Board needs sufficient time to carefully consider the specific terms of the director election provisions that should be put in place. For example, if an incumbent director does not receive a majority vote, the individual is not automatically removed from the Board. Under current Delaware law and our Bylaws, such individual would continue in office until a successor is elected and qualified. Therefore, the Board must adopt a director resignation policy that works in concert with the majority vote standard. Moreover, in advance of adopting majority voting, it is advisable to specify the process that will apply if multiple director nominees do not receive a majority vote so that, for example, the Company continues to comply with the listing requirements of the New York Stock Exchange (such as the requirement that the Company have a majority of independent directors).

The Board is committed to having the Company maintain high standards in corporate governance. Thus, the Board has directed the Corporate Governance and Nominating Committee (the “Committee”) to conduct a study, advised by outside counsel selected by the Committee, of corporate governance best practices at publicly held U.S. corporations. Among other things, the Board has requested the Committee to recommend to the Board for adoption appropriate governance-related amendments to the Company’s Bylaws and Corporate Governance Guidelines. The Committee has preliminarily indicated that such recommendations will include, at a minimum, adding an appropriate majority vote standard to the Company’s Bylaws. However, the majority vote standard will not be the only item considered by the Committee because the Committee views the majority vote standard as only one element of a multi-faceted corporate governance program that includes, among other provisions, continued classification of the Company’s Board. The Board expects to have appropriate Bylaw provisions and Corporate Governance Guidelines addressing these matters in place no later than May 15, 2007, and will make such documents publicly available following their adoption.

The Board believes that this deliberative process is in the best interests of the Company and its stockholders. Because it is not clear whether the precatory proposal submitted by the United Brotherhood of Carpenters Pension Fund would accommodate this type of deliberative process, the Board is neither opposing this stockholder proposal nor recommending how stockholders should vote on it. However, the Board will take into consideration the stockholder vote on this proposal when considering the Corporate Governance and Nominating Committee’s recommendations with respect to majority voting.

The Board of Directors makes no recommendation with respect to the stockholder proposal regarding election of directors by majority vote.

STOCKHOLDER PROPOSALS

Presenting Business

If you want to present a proposal under Rule 14a-8 of the Exchange Act at our 2007 Annual Meeting of Stockholders, send the proposal in time for us to receive it no later than June 4, 2007. If the date of our 2007 Annual Meeting is subsequently changed by more than 30 days from the date of this year’s Annual Meeting, we will inform you of the change and the date by which we must receive proposals. If you want to present business at our 2007 Annual Meeting outside of the shareholder proposal rules of Rule 14a-8 of the Exchange Act and pursuant to Article I, Section 9 of the Company’s Bylaws, the Corporate Secretary must receive notice of your proposal by August 12, 2007, but not before July 3, 2007, and you must be a stockholder of record on the date you provide notice of your proposal to the Company and on the record date for determining stockholders entitled to notice of the meeting and to vote.

Nominating Directors for Election

The Corporate Governance and Nominating Committee will consider any director nominees you recommend in writing for the 2007 Annual Meeting if the Corporate Secretary receives notice by August 12, 2007 but not before July 3, 2007, and you are a stockholder of record on the date you provide notice of your recommendation or nomination to the Company and on the record date for determining stockholders entitled to notice of the meeting and to vote. You may also nominate someone yourself at the 2007 Annual Meeting, as long as the Corporate Secretary receives notice of such nomination between July 3, 2007 and August 12, 2007.

Your notice must include the following information for each person you are recommending or nominating for election as a director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of SYSCO capital stock which the person owns beneficially or of record; and

•	any other information relating to the person that must be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Exchange Act and its rules and regulations.

In addition, your notice must include the following information about yourself:

•	your name and record address;

•	the class or series and number of shares of capital stock of SYSCO that you own beneficially or of record;

•	a description of all arrangements or understandings between you and each proposed nominee and any other person or persons, including their names, pursuant to which the nomination(s) are to be made;

•	a representation that you intend to appear in person or by proxy at the meeting to nominate the person or persons named in your notice; and

•	any other information about yourself that must be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Exchange Act and its rules and regulations.

The notice must include a written consent by each proposed nominee to being named as a nominee and to serve as a director if elected. No person will be eligible for election as a director of SYSCO unless recommended by the Corporate Governance and Nominating Committee and nominated by the Board or nominated by a stockholder in accordance with the procedures set forth above.

Meeting Date Changes

If the date of next year’s Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date of this year’s Annual Meeting, we will inform you of the change and we must receive your director nominee notices or your stockholder proposals outside of Rule 14a-8 of the Exchange Act by the latest of 90 days before the Annual Meeting, 10 days after we mail the notice of the changed date of the Annual Meeting or 10 days after we publicly disclose the changed date of the Annual Meeting.

ANNEX A

SYSCO CORPORATION
AUDIT COMMITTEE CHARTER

Organization

The Board of Directors of SYSCO Corporation shall establish an Audit Committee whose members shall be appointed by the Board on the recommendation of the Corporate Governance and Nominating Committee. The Audit Committee shall have a minimum of three members and be composed entirely of directors who are independent of the management of SYSCO, are free of any relationship that, in the affirmative opinion of the Board, would interfere with their exercise of independent judgment as a Committee member, who are financially literate, and who otherwise meet the NYSE’s definition of “independent” and the definition of “independence” contained in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. At least one member of the Committee shall be an “audit committee financial expert” as such term is defined in rules promulgated by the Securities and Exchange Commission. Committee members cannot serve on the audit committees of more than two other companies.

Statement of Policy

The Audit Committee shall provide assistance to the directors in fulfilling their responsibilities to shareholders, potential shareholders, and the investment community with respect to compliance with legal and regulatory requirements, corporate accounting, reporting practices, and the integrity of the financial statements of SYSCO, oversight of the independent auditors’ qualifications and independence, and evaluation of the performance of SYSCO’s internal audit department and independent auditors. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

In the performance of its responsibilities, the Audit Committee must maintain free and open means of communication among the directors, the independent auditors, SYSCO’s internal audit department (“Operations Review”), and executive and financial management. The Audit Committee shall have full access, without restriction, to all information which it believes, in the members’ judgment, is required to fulfill its responsibilities. The independent auditors report directly to the Audit Committee and are accountable to the Board of Directors and the Audit Committee as shareholder representatives.

In executing its responsibilities, the Audit Committee’s policies and procedures should be flexible in order to best react to changing conditions, and to insure that the accounting and reporting practices of SYSCO meet or exceed all applicable legal and regulatory requirements. In carrying out its responsibilities, the Audit Committee shall meet as often as it determines, but not less frequently than quarterly. SYSCO shall provide appropriate funding, as determined by the Audit Committee, for payment of compensation to any registered public accounting firm and for other professional advisors such as independent counsel engaged by the Audit Committee and for the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

In order to assist it in fulfilling its obligations set forth herein, the Committee shall review and discuss with the independent auditors:

•	Major issues regarding accounting principles and financial statement presentations, including any significant changes in SYSCO’s selection or application of accounting principles, and major issues as to the adequacy of SYSCO’s internal controls and any special audit steps adopted in light of material control deficiencies, if any.

•	Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect of alternative GAAP methods on the financial statements.

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.

•	The performance of the inside and outside auditors.

Responsibility With Respect to Independent Auditors

With respect to the Company’s independent auditors, the Audit Committee shall:

•	Select and oversee the independent auditors who shall audit the consolidated financial statements of SYSCO Corporation and its divisions and subsidiaries; with sole power of dismissal.

•	Determine the compensation of and approve fee arrangements with the independent auditors for audit and permitted non-audit services and annually review fees paid to the firm.

•	Review the experience and qualifications of the senior members of the independent auditor’s team.

•	Pre-approve the retention of the independent auditors for any audit services (including comfort letters and statutory audits), internal control-related services and permitted non-audit services.

•	Review and discuss with the independent auditors and with management the Company’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual report to shareholders and Form 10-K prior to release to the public or filing with the appropriate agencies, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	Review and discuss with the independent auditors and with management, the earnings press releases, and the type and presentation of information therein, prior to release to the public.

•	Require that the independent auditors conduct an SAS 100 Interim Financial Review before the Company files its Form 10-Q.

•	Meet with the independent auditors at the conclusion of the audit to review the results and discuss any difficulties the auditors encountered in the course of the audit work, including any restrictions on the scope of their activities or access to requested information. In connection with this review, discuss the independent auditors’ evaluation of SYSCO’s financial, accounting, and auditing personnel, the level of cooperation that the independent auditors received during the course of the audit, accounting adjustments, including any proposed adjustments that were not made due to immateriality or otherwise, any material issues on which the national office of the independent auditor was consulted by the Company’s audit team, significant auditing or accounting issues or disagreements with management and any management response thereto, and any management or internal control letters issued or proposed to be issued. This review shall also include a discussion of the responsibilities, budget and staffing of Operations Review.

•	Review and discuss with management and the independent auditors the Company’s quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in the Company’s Form 10-Q and the results of the auditor’s review of the quarterly financial statements prior to filing with the appropriate agencies.

•	Obtain and review at least annually, and discuss with the auditors, a written report from the independent auditors describing their internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of them, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by them and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company. After reviewing this report, the Committee should evaluate the independent auditor’s qualifications, performance and independence, including considering whether the auditor’s internal controls are adequate and the provision of any permitted non-audit services is compatible with maintaining independence, and present its conclusions to the full Board. This evaluation shall include a review and evaluation of the lead partner of the independent auditor and shall take into account the opinions of management and Operations Review.

•	Assure the regular rotation of the lead audit partner as required by law, and consider, in order to assure continuing auditor independence, whether there should be regular rotation of the audit firm itself.

•	Obtain and review at least annually a written report from the independent auditors describing all critical accounting policies and practices to be used by SYSCO; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with SYSCO management; ramifications of the use of such alternative disclosures and treatments, and the treatments preferred by the independent auditors; and other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•	Require the independent auditors to provide a formal written statement that delineates all relationships between the independent auditor and SYSCO. The Committee will ensure, through communicating with the independent auditor, that no relationship or services will impact the auditor’s independence or objectivity.

Responsibility With Respect to Other Matters

With respect to other matters, the Committee shall:

•	Meet separately in executive session, at least quarterly with Operations Review, with the independent auditors and with management.

•	Review at least annually, with the independent auditors, Operations Review, and executive and financial management the adequacy and effectiveness of SYSCO’s accounting and financial controls and practices. Discuss major financial risks and exposures and steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Request recommendations for improvement of such controls, including identified areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

•	Meet with the independent auditors and executive and financial management to review the scope and staffing of the proposed audit for the ensuing fiscal year including the audit procedures to be employed.

•	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

•	When applicable, review and discuss with management, Operations Review and the independent auditors the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

•	Review the adoption, application and disclosure of the Company’s critical accounting policies and any changes thereto.

•	Review periodically SYSCO’s Code of Business Conduct, including the results of the review by Operations Review of compliance with the Code, particularly with regard to the functioning of the ethics committees (or persons performing similar functions) at SYSCO and its subsidiaries.

•	Review at least annually Operations Review including its performance, independence and authority, its proposed audit plans and scope for the ensuing year, and the coordination of such plans with the independent auditors.

•	Receive prior to each meeting as appropriate, from Operations Review and the independent auditors, reports summarizing the findings of completed internal reviews, and a progress report of accomplished versus planned activities. Any deviations from planned activities should be adequately explained.

•	Review and approve the Committee’s report required by the SEC to be included in the Company’s annual Proxy Statement.

•	Review and approve significant related party transactions.

•	Establish procedures for the receipt, retention and treatment of complaints received by SYSCO regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Review and discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any public reports or articles which raise material issues regarding the Company’s financial statements or accounting policies or practices.

•	Review the quality and sufficiency of the accounting and financial resources required to meet the financial and reporting objectives as determined by the Committee. Review the succession planning process for the accounting, internal audit and financial reporting areas.

•	Review and determine appropriateness of the Company hiring any employee or former employee of the Company’s independent auditors and set clear hiring policies with respect thereto.

•	Review all allegations brought to the Committee’s attention, regardless of source, of inappropriate or improper accounting practices, fraud or other illegal acts.

•	Investigate any matter brought to its attention within the scope of its duties.

•	The Committee shall have the power to retain outside counsel and/or advisors, including a public accounting firm other than the current independent auditor, if, in its judgment, that is appropriate to carry out its duties and shall have appropriate funding to compensate such advisors.

•	Review and discuss financial information and earnings guidance provided to analysts and rating agencies.

•	Discuss with the Company’s General Counsel legal matters that may have a material impact on the Company’s financial statements or internal controls.

•	Submit the minutes of all meetings of the Committee to, or orally report the matters discussed at each committee meeting with, the Board of Directors.

•	Establish a standard of conduct concerning relationships of management, the Committee, and individual Board members, with the independent auditors and review those relationships on an annual basis.

•	Evaluate annually the performance of the Audit Committee.

•	Review and assess the adequacy of this Charter annually and recommend any changes to the Board for approval.

SYSCO-PS-06

ANNUAL MEETING OF STOCKHOLDERS OF
SYSCO CORPORATION
November 10, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided. â
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The Board of Directors recommends a vote “FOR” the nominees listed in Item 1.
The Board of Directors recommends a vote “FOR” Proposal 2 and makes no recommendation with respect to Proposal 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	Election of four directors in Class II and of one director in Class III				2.	Approval of Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Accountants for Fiscal 2007.	☐	☐	☐

		NOMINEES:
☐	FOR ALL NOMINEES	¡	Jonathan Golden	Class II
		¡	Joseph A. Hafner, Jr.	Class II
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	Nancy S. Newcomb Richard J. Schnleders Manuel A. Fernandez	Class II Class II Class III	3.	Shareholder Proposal requesting that the Board of Directors implement a majority vote policy by taking certain specified actions.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

All proxies signed and returned will be voted in accordance with your instructions. Those with no choice indicated will be voted "FOR" Proposals 1 and 2, will "ABSTAIN" from voting for Proposal 3, and will be voted in the discretion of the proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement of the Annual Meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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Electronic Distribution
If you would like to receive future SYSCO CORPORATION proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

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SYSCO CORPORATION
Proxy for the Annual Meeting of Stockholders
November 10, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints Richard J. Schnleders and John K. Stubblefield, Jr., and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sysco Corporation to be held on Friday, November 10, 2006 at 10:00 a.m., at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024, or any adjournment thereof.
The undersigned acknowledges receipt of the notice of annual meeting and proxy statement, each dated October 2, 2006, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies, or any of them, to vote as set forth on the reverse side.
(Continued and to be signed on the reverse side.)
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